EXHIBIT 10.2

Published CUSIP Number:

$100,000,000

TERM LOAN A CREDIT AGREEMENT

Dated as of May 5, 2006

among

STANDARD PACIFIC CORP.,

as Borrower,

THE LENDERS NAMED HEREIN,

as Lenders,

and

BANK OF AMERICA, N.A.,

as Administrative Agent,

JPMORGAN CHASE BANK, N.A.

as Syndication Agent,

BANC OF AMERICA SECURITIES LLC,

and

J.P. MORGAN SECURITIES INC.,

as Joint Lead Arrangers and Joint Book Managers.

7.6	No Material Adverse Change	34

7.7	Tax Liability	34

7.8	Litigation	34

7.9	Pension Plan	34

7.10	Regulations U and X; Investment Company Act	35

7.11	No Default	35

7.12	Environmental Compliance	35

7.13	Solvent	35

7.14	Senior Debt	35

ARTICLE 8: COVENANTS OF BORROWER		35

8.1	Reporting Requirements	35

8.2	Payment of Taxes and Other Potential Liens	37

8.3	Preservation of Existence	37

8.4	Maintenance of Properties	38

8.5	Maintenance of Insurance	38

8.6	Books and Records	38

8.7	Inspection Rights	38

8.8	Compliance with Laws and Other Requirements	38

8.9	Subsidiary Guaranties	39

8.10	Mergers	39

8.11	Liens	39

8.12	Prepayment of Indebtedness	41

8.13	Change in Nature of Business	41

8.14	Pension Plan	41

8.15	Dividends and Subordinated Debt	42

8.16	Disposition of Properties	42

8.17	Limitation on Investments	43

8.18	Consolidated Tangible Net Worth	43

8.19	Leverage and Unsold Land Covenants	43

8.20	Minimum Interest Coverage	43

8.21	Transactions with Affiliates	44

ARTICLE 9: EVENTS OF DEFAULT AND REMEDIES UPON DEFAULT		44

9.1	Events of Default	44

9.2	Remedies	47

9.3	Rights Not Exclusive	47

ARTICLE 10: ADMINISTRATIVE AGENT		47

10.1	Appointment and Authorization	47

10.2	Delegation of Duties	47

10.3	Liability of Administrative Agent	48

10.4	Reliance by Administrative Agent	48

10.5	Notice of Default	49

10.6	Credit Decision	49

10.7	Indemnification	49

10.8	Administrative Agent in Individual Capacity	50

10.9	Successor Administrative Agent	50

10.10	Tax Forms	50

10.11	Defaulting Lenders	52

10.12	Actions	53

10.13	Syndication Agent, Documentation Agent and Co-Agent	53

10.14	Approval of Lenders	53

10.15	Proofs of Claim	53

10.16	Collateral Matters	54

ARTICLE 11: MISCELLANEOUS		55

11.1	Amendments and Waivers	55

11.2	Costs, Expenses, and Taxes	56

11.3	No Waiver; Cumulative Remedies	56

11.4	Payments Set Aside	56

11.5	Successors and Assigns	57

11.6	Assignments, Participations, etc.	57

11.7	Set-off	59

11.8	Automatic Debits	59

11.9	Notification of Addresses, Lending Offices, Etc.	59

11.10	Survival of Representations and Warranties	59

11.11	Notices	60

11.12	Indemnity by Borrower	60

11.13	Integration and Severability	61

11.14	Counterparts	61

11.15	No Third Parties Benefited	62

11.16	Section Headings	62

11.17	Time of the Essence	62

11.18	Governing Law	62

11.19	Jury Trial	62

11.20	USA PATRIOT Act Notice	62

11.21	Entirety	62

11.22	No Advisory or Fiduciary Responsibility	63

11.23	California Judicial Reference	63

LIST OF EXHIBITS

Exhibit A	-	Form of Assignment and Assumption Agreement
Exhibit B	-	Borrowing Base Certificate
Exhibit C	-	Continuing Guaranty (several subsidiaries)
Exhibit D	-	Note
Exhibit E	-	Legal Opinion Matters
Exhibit F	-	Request for Redesignation of Borrowing
Exhibit G	-	Subsidiaries and Homebuilding Joint Ventures

LIST OF SCHEDULES

Schedule 1.1	-	Term Loans
Schedule 8.9	-	Material Subsidiaries
Schedule 8.20	-	Interest Coverage Ratio Calculation

TERM LOAN A CREDIT AGREEMENT

This Term Loan A Credit Agreement (“Agreement”) is dated as of May 5, 2006, by and among STANDARD PACIFIC CORP., a Delaware corporation (“Borrower”), the several financial institutions from time to time party to this Agreement (collectively, “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as administrative agent for Lenders (in such capacity, “Administrative Agent”), and is made with reference to the facts set forth below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by and among the parties hereto as follows:

ARTICLE 1: DEFINITIONS AND ACCOUNTING TERMS.

1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth respectively after each:

“Account” means Borrower’s general account maintained with Bank of America, and any future similar account with Administrative Agent.

“Act” has the meaning set forth in Section 11.20.

“Adjusted Consolidated Tangible Net Worth” means, as of any date, without duplication, (a) Consolidated Tangible Net Worth, minus (b) the amount of Borrower’s and its Subsidiaries’ Investments in Excluded Subsidiaries and their respective Subsidiaries determined in accordance with GAAP, minus (c) any non-cash gain (or plus any non-cash loss, as applicable) resulting from any mark-to-market adjustments made directly to Consolidated Tangible Net Worth as a result of fluctuations in the value of financial instruments owned by Borrower or any of its Subsidiaries as mandated under FAS 133 (or any successor thereto), all in accordance with GAAP.

“Administrative Agent” means Bank of America when acting in its capacity as Administrative Agent under any of the Loan Documents and any successor administrative agent.

“Affiliate” of a Person means any Person (a) which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person, or (b) which directly, or indirectly through one or more intermediaries, owns beneficially or of record twenty percent (20%) or more of the Voting Stock of such Person. The term “control” means the possession, directly or indirectly, of the power to cause the direction of the management and policies of a Person, whether through the ownership of voting securities or partnership interests, by contract, family relationship, or otherwise.

“Agent-Related Persons” means Administrative Agent and any successor agent (pursuant to the terms of Section 10.9) together with their respective Affiliates (including, in the case of Bank of America in its capacity as Administrative Agent), Banc of America Securities LLC, and the directors, officers, agents, employees, and attorneys-in-fact of such Persons and Affiliates.

“Agreement” means this Term Loan A Credit Agreement, either as originally executed or as it may from time to time be supplemented, modified, or amended.

“Aggregate Majority Lenders” means, as of any date of determination, (a) prior to the termination of the Commitments under and as defined in the Revolving Credit Agreement pursuant to Section 9.2 thereof, Revolving Credit Lenders and Lenders holding in the aggregate at least sixty-six and two-thirds percent (66-2/3%) of the sum of (i) the Total Aggregate Commitment under and as defined in the Revolving Credit Agreement plus (ii) the aggregate Principal Debt of the Term Loans, and (b) on and after the termination of the Commitments pursuant to Section 9.2 of the Revolving Credit Agreement, Revolving Credit Lenders and Lenders holding in the aggregate at least sixty-six and two-thirds percent (66-2/3%) of the sum of (i) the then aggregate unpaid principal amount of the Loans under and as defined in the Revolving Credit Agreement plus (ii) the aggregate Principal Debt of the Term Loans.

“Applicable Margin” means, as of any date of determination, a percentage per annum determined by the Pricing Level in effect on such date as shown below:

Pricing Level	Eurodollar Borrowings	Reference Rate Borrowings
Level I	0.975%	0.00%
Level II (Total Leverage Ratio < 1.0 to 1.0)	1.125%	0.00%
Level III (Total Leverage Ratio > 1.00 to 1.0 but < 1.25 to 1.0)	1.275%	0.00%
Level IV (Total Leverage Ratio > 1.25 to 1.0 but < 1.75 to 1.0)	1.475%	0.00%
Level V (Total Leverage Ratio > 1.75 to 1.0 but < 2.0 to 1.0)	1.625%	0.00%
Level VI (Total Leverage Ratio > 2.0 to 1.0)	2.125%	0.00%

Any increase or decrease in the Applicable Margin resulting from a change in the Total Leverage Ratio shall become effective as of the first (1st) Business Day immediately following the date a compliance certificate is delivered pursuant to Section 8.1(e); provided, however, that if a compliance certificate is not delivered when due in accordance with Section 8.1(e), then Pricing Level VI shall apply as of the first (1st) Business Day after the date on which such compliance certificate was required to have been delivered and shall continue to apply until the first (1st) Business Day after the date such compliance certificate is delivered. The Applicable Margin in effect from the Closing Date until the next adjustment date shall be determined based upon Pricing Level II. In order for Pricing Level I to be in effect at any time, Borrower must have an Investment Grade Rating (and at any time when Pricing Level I is not so available for such reason, Pricing Level II through Pricing Level VI, as applicable, shall be in effect).

“Arrangers” means collectively, Banc of America Securities LLC and J.P. Morgan Securities Inc., in their capacities as joint lead arrangers and joint book managers, and “Arranger” means either one of the Arrangers.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit A.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services, and all disbursements of internal legal counsel.

“Bank of America” has the meaning set forth in the introductory paragraph hereto.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrowing Base” has the meaning set forth in Section 3.5(b).

“Borrowing Base Certificate” means a written calculation of the Borrowing Base, substantially in the form of Exhibit B, signed by a Responsible Official of Borrower, and properly completed to provide all information required to be included thereon.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Lending Office is located and, if such day relates to any Eurodollar Borrowing, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Adequacy Regulation” means any guideline, request, or directive of any central bank or other Governmental Authority, or any other Law, whether or not having the force of law, in each case, regarding capital adequacy of any bank or other financial institution or of any corporation controlling a bank or other financial institution.

“Capitalized Lease Obligations” means any obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Change of Control” means the occurrence of any of the following: (a) any Person becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the Voting Stock of Borrower; or (b) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new directors whose election by such board of directors, or whose nomination for election by the shareholders of Borrower, was approved by a majority vote of the directors of Borrower then still in office who are either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute the majority of the board of directors of Borrower then in office; or (c) for any reason a “change in control” or similar event shall occur as provided in any agreement governing any Subordinated Debt or any indebtedness of Borrower or its Subsidiaries issued pursuant to the terms of an indenture.

“Closing Date” means May 5, 2006.

“Code” means the Internal Revenue Code of 1986.

“Collateral Agent” means Bank of America, in its capacity as Collateral Agent under the Security Agreement and any related document, or any successor in such capacity.

“Collateral Agency Agreement” means the Collateral Agent and Intercreditor Agreement dated of even date with the Security Agreement, by and among Bank of America, as Collateral Agent, Bank of America in its capacity as Administrative Agent under this Agreement, the Revolving Credit Agreement, and the Term B Credit Agreement, JPMorgan Trust Company, National Association, Borrower, and Subsidiaries of Borrower party thereto, as such agreement may be amended, modified, renewed, restated, or replaced.

“Combined Senior Home Building Debt” means, as of any date, Combined Total Home Building Debt less Subordinated Debt.

“Combined Total Home Building Debt” means, as of any date, without duplication, (a) all funded debt of Borrower and its Subsidiaries determined on a consolidated basis (excluding funded debt of Excluded Subsidiaries), plus (b) all funded debt with recourse to any limited or general partnership in which Borrower or a Subsidiary (other than an Excluded Subsidiary) is a general partner, plus (c) the sum of (i) all reimbursement obligations with respect to drawn Financial Letters of Credit and drawn Performance Letters of Credit, and (ii) the maximum amount available to be drawn under all undrawn Financial Letters of Credit, in each case issued for the account of, or guaranteed by, Borrower or any of its Subsidiaries (other than Excluded Subsidiaries), plus (d) all guaranties or other funding obligations of Borrower or a Subsidiary (other than an Excluded Subsidiary) of funded debt of third parties (including Excluded Subsidiaries), provided, however, that in the case of any loan to value maintenance agreements (or similar agreements) by which Borrower or a Subsidiary agrees to maintain for a joint venture a minimum ratio of indebtedness outstanding to value of collateral property, only amounts owing by Borrower or a Subsidiary at the time of determination will be included in the calculation of Combined Total Home Building Debt, plus (e) all Rate Hedging Obligations of Borrower and its Subsidiaries (other than an Excluded Subsidiary), minus (f) cash and Temporary Cash Investments of Borrower and its Subsidiaries (other than Excluded Subsidiaries) not subject to any lien, encumbrance, or restriction in excess of $5,000,000.

“Completed Unit” means a Unit as to which either (or both) of the following has occurred: (a) a notice of completion has been filed or recorded in the appropriate real estate records; or (b) all necessary construction has been completed in order to obtain a certificate of occupancy (whether or not such certificate of occupancy has actually been obtained).

“Consolidated Home Building Interest Expense” means, for any period, without duplication, the aggregate amount of interest which, in conformity with GAAP, would be opposite the caption “interest expense” or any like caption on an income statement for Borrower and its Subsidiaries (excluding the Excluded Subsidiaries), whether expensed directly, or included as a component of cost of goods sold, or allocated to joint ventures, or otherwise (including, without limitation, imputed interest included on Capitalized Lease Obligations and zero coupon bonds, all commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the net costs associated with Rate Hedging Obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all non-cash interest expense), excluding interest expense related to mortgage banking operations or any other financial services related Subsidiary, plus the product of (i) cash dividends paid on any preferred stock of Borrower, times (ii) a fraction, the numerator of which is one (1) and the denominator of which is one (1) minus the then current effective aggregate federal, state, and local tax rate of Borrower, expressed as a decimal.

“Consolidated Home Building Interest Incurred” means, for any period, without duplication, the aggregate amount of interest which, in conformity with GAAP, would be opposite the caption “interest expense” or any like caption on an income statement for Borrower and its Subsidiaries (excluding the Excluded Subsidiaries) or allocated to joint ventures, or otherwise (including, without limitation, imputed interest included on Capitalized Lease Obligations and zero coupon bonds, all commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the net costs associated with Rate Hedging Obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all non-cash interest expense) and, without duplication, all capitalized interest for such period and all interest attributable to discontinued operations for such period (excluding the Excluded Subsidiaries) to the extent not set forth on the income statement under the caption “interest expense” or any like caption, excluding interest expense related to mortgage banking operations or any other financial services related Subsidiary and excluding interest as a component of cost of goods sold, plus the product of (i) cash dividends paid on any preferred stock of Borrower, times (ii) a fraction, the numerator of which is one (1) and the denominator of which is one (1) minus the then current effective aggregate federal, state, and local tax rate of Borrower, expressed as a decimal.

“Consolidated Home Building Net Income” means, for any period, without duplication, the net income (or loss) of Borrower and its Subsidiaries (excluding the Excluded Subsidiaries), determined in accordance with GAAP and excluding the share thereof attributable to holders of ownership interests of any Subsidiary (other than Borrower or a Subsidiary of Borrower).

“Consolidated Tangible Net Worth” means, as of any date, without duplication, the sum of the following with respect to Borrower and its Subsidiaries determined and consolidated in conformity with GAAP:

(a) the amount of stated capital (excluding the cost of treasury shares), additional paid-in capital, and retained earnings (or, in the case of a deficit in additional paid-in capital or retained earnings, minus the amount of the deficit); minus

(b) the carrying value of intangible assets, such as deferred costs associated with goodwill, patents, franchises, organizational expenses, and the like (but excluding receivables, pre-paid expenses, the capitalized value of leases, and all costs that are specifically identifiable or are identifiable on a rational and consistent basis with the unexpired service value of tangible assets); and minus

(c) any amounts which would otherwise be included in the calculation of Consolidated Tangible Net Worth under subparagraph (a) immediately above of this definition which pertain to or are attributable to Borrower’s or any Subsidiary’s equity interest in any Home Building Joint Venture which is in default with respect to the payment of any monetary obligations owing under any land loan, acquisition and development loan, construction loan, secured or unsecured credit facility, or any other loan or other indebtedness for borrowed money.

“Consolidated Total Assets” means, as of any date, for Borrower and its Subsidiaries (excluding all Excluded Subsidiaries) determined on a consolidated basis, all assets determined in accordance with GAAP.

“Contribution Agreement” means the Contribution and Indemnity Agreement executed and delivered by each Guarantor in form and substance acceptable to Administrative Agent.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debt Rating” means, as of any date of determination, the rating as determined by any of S&P, Moody’s, or Fitch of Borrower’s non-credit-enhanced (other than guaranties by Subsidiaries), senior unsecured long-term debt.

“Default” means any event or circumstance that, with the giving of notice or passage of time, or both, would become an Event of Default.

“Defaulting Lender” has the meaning set forth in Section 10.11.

“Dollars” or “$” means United States dollars.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender that is regularly engaged in the business of making commercial loans of the type evidenced by this Agreement; (c) an Eligible Institution approved by (i) Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); or (d) any other Person (other than a natural person) approved by (i) Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, Borrower (each such approval to be in their sole discretion); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or Borrower’s Affiliates.

“Eligible Institution” means a commercial bank or other financial institution that has (or, in the case of a bank or financial institution that is a subsidiary, such bank’s or financial institution’s parent has) (a) a rating of its senior debt obligations of not less than Baa1 by Moody’s or BBB+ by S&P, and (b) total assets in excess of $10,000,000,000.

“Eligible Subsidiary” means a Subsidiary of Borrower in which (a) Borrower directly or indirectly owns at least ninety percent (90%) of the issued and outstanding ownership interests and (b) a majority of the holders of such ownership interests has the ability to cause such Subsidiary to incur indebtedness, grant liens, and sell or transfer assets.

“Entitled Land” means land owned by Borrower or any Eligible Subsidiary that is a Guarantor where all requisite zoning requirements and land use requirements have been satisfied, and all requisite approvals have been obtained from all applicable Governmental Authorities (other than approvals which are simply ministerial and non-discretionary in nature or otherwise not material), in order to develop the land as a residential housing project and construct Units thereon.

“Environmental Laws” means any and all federal, state, local, and foreign Laws, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements, or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions, and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means: (a) a Reportable Event with respect to a Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Escrow Proceeds Receivable” means funds due to Borrower or any Eligible Subsidiary that is a Guarantor held in escrow following the sale and conveyance of title of a Unit to a buyer.

“Eurodollar Borrowing” means any Term Loan or portion thereof designated or redesignated by Borrower as a Eurodollar Borrowing pursuant to Article 3.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Borrowing, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Borrowing being made, continued, or converted by Administrative Agent and with a term equivalent to such Interest Period would be offered by Administrative Agent’s London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.

“Event of Default” has the meaning set forth in Section 9.1.

“Excluded Subsidiaries” means, collectively, Standard Pacific Financing, Inc., FLS (including any Subsidiaries thereof), Standard Pacific Financing, L.P., and any Home Building Joint Venture that Borrower designates as an “Excluded Subsidiary” by written notice to Administrative Agent.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, then the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, then the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the letter agreement, dated March 17, 2006, among Borrower, Administrative Agent, and Banc of America Securities LLC.

“Financial Letter of Credit” means any letter of credit that is not a Performance Letter of Credit.

“Finished Lots” means lots of Entitled Land as to which land development construction has been substantially completed, utilities, and all major infrastructure have been stubbed to the site, and building permits may be promptly pulled by Borrower or any Affiliate without the satisfaction of any further material conditions.

“Fitch” means Fitch IBCA, Duff & Phelps, a division of Fitch, Inc., and any successor thereto.

“FLS” means Family Lending Services, Inc., a Delaware corporation.

“Foreign Lender” has the meaning set forth in Section 10.10(a).

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination; provided that this definition of GAAP shall not include the application of FASB Interpretation No. 46 or EITF 04-5 issued by the Financial Accounting Standards Board and the Emerging Issues Task Force, as such interpretations or pronouncements may be amended or modified from time to time.

“GAAP Value” means, with respect to each property constituting part of Borrower’s and its Eligible Subsidiaries’ Real Estate Inventory, the asset value for such property or asset determined in accordance with GAAP minus an amount equal to all obligations accrued or otherwise payable by Borrower or such Eligible Subsidiary to third parties pursuant to the terms of any Profit and Participation Agreements executed in connection with such property or asset.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantors” means all existing and future Material Subsidiaries and each other Subsidiary required to execute a Guaranty pursuant to Section 8.9, and “Guarantor” means any one of the Guarantors.

“Guaranty” means a continuing guaranty, substantially in the form of Exhibit C, to be executed and delivered by a Guarantor to Administrative Agent for the ratable benefit of Lenders.

“Hedge Agreement” means any documents evidencing any Swap Contract among Borrower or any Affiliate of Borrower, on the one hand, and any Person who is, or at the time entered into was, a Lender or an Affiliate of a Lender, on the other hand, relating to the Obligations.

“Home Building EBITDA” means, for Borrower and its Subsidiaries (other than Excluded Subsidiaries) on a consolidated basis and for any period, without duplication: (a) the sum of the following amounts attributable to such period: (i) Consolidated Home Building Net Income; (ii) Consolidated Home Building Interest Expense; (iii) charges against income for all federal, state, and local taxes; (iv) depreciation expense; (v) amortization expense; (vi) write-off of goodwill, impairment charges, and other non-cash charges and expenses (including non-cash charges resulting from accounting changes); (vii) cash distributions of income earned by Excluded Subsidiaries and Home Building Joint Ventures actually received during such period; and (viii) any losses arising outside of the ordinary course of business which have been included in the determination of Consolidated Home Building Net Income; less (b) (i) any gains or other non-cash items arising outside the ordinary course of business, and (ii) income from Home Building Joint Ventures, which have been included in the determination of Consolidated Home Building Net Income, all as determined on a consolidated basis for Borrower and Subsidiaries (excluding the Excluded Subsidiaries).

“Home Building Joint Venture” means any Person that was formed for and is engaged in homebuilding operations in which Borrower or any of its Subsidiaries has less than an eighty percent (80%) ownership interest.

“Indemnitees” has the meaning set forth in Section 11.12.

“Interest Coverage Ratio” has the meaning set forth in Section 8.20.

“Interest Payment Date” means (a) (i) with respect to each Reference Rate Borrowing and each Eurodollar Borrowing with an Interest Period of one (1) month or less, the eighth (8th) day of each month for interest due through the last day of the preceding month (ii) with respect to each Eurodollar Borrowing with an Interest Period of two (2) months, on the last day of such Interest Period, and (iii) with respect to each Eurodollar Borrowing with an Interest Period of three (3) months or greater, the eighth (8th) day of each April, July, October, and January for interest due through the last day of the preceding calendar quarter and (b) the Maturity Date.

“Interest Period” means the period commencing on (a) the Closing Date with respect to any initial Term Loan that is a Eurodollar Borrowing or (b) with respect to all Eurodollar Borrowings after the Closing Date, the date specified in the applicable Request for Redesignation of Borrowing by Borrower pursuant to Sections 3.3 or 3.4, and ending seven (7) days, one (1) month, two (2) months, three (3) months or six (6) months thereafter or, to the extent available from all Lenders, nine (9) months or twelve (12) months thereafter, as designated by Borrower in the applicable Request for Redesignation of Borrowing, provided that:

(i)	the first (1st) day in any Interest Period shall be a Business Day;

(ii)	any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

(iii)	no Interest Period shall extend beyond the Maturity Date.

“Investment” means any net investment by Borrower or any Subsidiary in any joint venture, partnership, corporation, limited liability company or other entity, whether by acquisition of stock, assets, or debt, or by loan, advance, transfer of property out of the ordinary course of business, capital contribution, payment pursuant to a guaranty or payment pursuant to any other contingent liability of Borrower in respect of liabilities of such entity, or otherwise. For purposes hereof, the net amount of any Investment shall be calculated as (a) the initial amount of such Investment, plus (b) any additional capital contributions or other similar amounts with respect to such Investment, less (c) all returns of capital with respect to such Investment.

“Investment Grade Rating” means that Borrower’s Debt Rating is at least BBB- or Baa3, as applicable, as published by at least two (2) of Moody’s, S&P, and Fitch.

“Judgment Liens” means any judgment liens, attachment liens, or any other liens which secure a judgment or any other obligations imposed by court order or other directive of a court.

“Laws” means, collectively, all international, foreign, federal, state, and local statutes, treaties, rules, regulations, ordinances, codes, and administrative or judicial precedents.

“Lenders” has the meaning specified in the introductory paragraph.

“Lending Office” means (a) as to Administrative Agent, the office or offices of Administrative Agent set forth on its signature page to this Agreement, or such other address or account as Administrative Agent may from time to time notify Borrower and Lenders, and (b) as to each Lender, the office or offices of such Lender set forth on its signature page to this Agreement, or such other office or offices as such Lender may from time to time notify Borrower and Administrative Agent.

“Loan Documents” means, collectively, this Agreement, each Note, the Guaranty, the Contribution Agreement, the Fee Letter, and the Security Agreement. Solely for purposes of the Guaranty, Loan Documents shall include each Hedge Agreement.

“Lots Under Development” means (a) Entitled Land where physical site improvement has commenced and is continuing, and (b) Finished Lots.

“Majority Term A Lenders” means, at any time, Lenders holding in excess of sixty-six and two-thirds percent (66-2/3%) of the then aggregate Principal Debt of the Term Loans.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of Borrower to perform its payment or other material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect, or enforceability against Borrower of any material obligations of Borrower under any Loan Document to which it is a party.

“Material Subsidiaries” means, as of any date, each Subsidiary of Borrower (other than Excluded Subsidiaries) that owns assets (other than ownership interests in, or intercompany indebtedness of, other Subsidiaries) having a value determined in accordance with GAAP of $5,000,000 or more as of such date. As of the Closing Date, all Material Subsidiaries are listed on Schedule 8.9.

“Maturity Date” means May 5, 2011.

“Measurement Period” has the meaning set forth in Section 8.20.

“Model Unit” means a Completed Unit to be used as a model home in connection with the sale of Units in a residential housing project.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Notes” means each promissory note made by Borrower in favor of a Lender evidencing the Term Loan made by such Lender, substantially in the form of Exhibit D.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants, and duties of, Borrower and Guarantors arising under any Loan Document or otherwise with respect to any Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower or any Guarantor or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Opinion of Counsel” means the favorable written legal opinion of counsel to Borrower and Guarantors, addressing the matters set forth in Exhibit E in form satisfactory to Administrative Agent, together with copies of all factual certificates and legal opinions upon which such counsel has relied.

“Other Taxes” has the meaning set forth in Section 4.4(b).

“Participant” has the meaning set forth in Section 11.6(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Performance Letter of Credit” means any letter of credit issued: (a) on behalf of a Person in favor of a Governmental Authority, including, without limitation, any utility, water, or sewer authority, or other similar entity, for the purpose of assuring such Governmental Authority that such Person or an Affiliate of such Person will properly and timely complete work it has agreed to perform for the benefit of such Governmental Authority; (b) in lieu of cash deposits to obtain a license, in place of a utility deposit, or for land option contracts; (c) in lieu of other contract performance, to secure performance warranties payable upon breach, and to secure the performance of labor and materials, including, without limitation, construction, bid, and performance bonds; (d) to secure refund or advance payments on contractual obligations where default of a performance-related contract has occurred; or (e) to secure a Person’s obligations under joint development agreements with third parties to perform and/or pay for or reimburse the costs of construction and/or development related to or benefiting such Person’s property and property belonging to such third parties (so long as such Person’s obligations under such joint development agreement are not past due), entered into in the ordinary course of such Person’s business.

“Person” means any individual or entity, whether a trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, Governmental Authority, or otherwise.

“Plan” means any Pension Plan or Multiemployer Plan.

“Prime Rate” means for any day a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Administrative Agent as its “prime rate.” The “prime rate” is a rate set by Administrative Agent based upon various factors including Administrative Agent’s costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Principal Debt” means, with respect to any Term Loan or any Note, the unpaid principal balance of such Term Loan or such Note, as the case may be.

“Pro Rata Share” means, with respect to each Lender at any time, the proportion (expressed as a percentage, carried out to the ninth (9th) decimal place) that the sum of the Principal Debt owed to such Lender bears to the Principal Debt owed to all Lenders.

“Profit and Participation Agreement” means an agreement, secured by a deed of trust, mortgage, or other lien against a purchased property or asset, with respect to which the purchaser of any property or asset agrees to pay the seller of such property or asset a profit, price, or premium participation in such property or asset.

“Project Financing Liens” means any deeds of trust, mortgages, or any other liens which secure any real property acquisition loans, development loans, construction loans, or any other loans pertaining to the acquisition and/or development of, or construction of improvements upon, real property, but excluding any lien referenced in Sections 8.11(b), (d), (e), (g), (l), or (n).

“Rate Hedging Obligations” means, for any Person, the net obligations of such Person pursuant to any interest rate hedging agreement or any foreign exchange contract, currency swap agreement, or other similar agreement to which such Person is a party or a beneficiary.

“Real Estate Inventory” means Unentitled Land, Entitled Land, Lots Under Development, Units Under Construction, and Completed Units (including Model Units).

“Reference Rate” means, as of any date, the higher of (a) the Prime Rate, and (b) one half of one percent (0.50%) per annum above the Federal Funds Rate. Any change in the Reference Rate shall take effect on the day specified in the public announcement of such change.

“Reference Rate Borrowing” means any Term Loan or portion thereof which is not designated or redesignated by Borrower as a Eurodollar Borrowing pursuant to Sections 3.3 or 3.4.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Redesignation of Borrowing” means a written request for redesignation of a Term Loan substantially in the form of Exhibit F, signed by a Responsible Official of Borrower, and properly completed to provide all information required to be included thereon.

“Responsible Official” means: (a) when used with reference to a Person other than an individual, any corporate officer of such Person, general partner of such Person, corporate officer of a corporate general partner of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person, or any other responsible official thereof duly acting on behalf thereof; and (b) when used with reference to a Person who is an individual, such Person. Any document or certificate hereunder that is signed or executed by a Responsible Official of another Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership, and/or other action on the part of such other Person.

“Revolving Credit Agreement” means that certain Revolving Credit Agreement dated as of August 31, 2005, among Borrower, the Revolving Credit Lenders party thereto, and Bank of America, as administrative agent, as such agreement may be amended, modified, renewed, restated, or replaced.

“Revolving Credit Lenders” means, as of any date of determination, each of the “Lenders” (as defined in the Revolving Credit Agreement) party to the Revolving Credit Agreement as of such date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Security Agreement” means the Pledge Agreement dated as of May 5, 2006, executed by Borrower and certain of its Subsidiaries in favor of Bank of America, as Collateral Agent, for the ratable benefit of the holders of “Qualified Obligations” as defined therein, as such agreement may be amended, modified, renewed, restated, supplemented, or replaced.

“Seller Nonrecourse Debt” means indebtedness which satisfies all of the following criteria: (a) such indebtedness is incurred by Borrower or a Subsidiary in connection with its purchase of one or more parcels of Real Estate Inventory (the “Purchased Property”), and such indebtedness constitutes the unpaid portion of the purchase price of the Purchased Property; (b) such indebtedness is evidenced by a promissory note or other repayment agreement which is secured by a deed of trust, mortgage, or similar lien on the Purchased Property; and (c) such indebtedness is by its terms, or by operation of law, nonrecourse to Borrower, its Subsidiaries, and its Affiliates.

“Senior Unsecured Home Building Debt” means, as of any date, without duplication, the sum of (a) Combined Senior Home Building Debt (excluding any Combined Senior Home Building Debt to the extent such debt is (i) non-recourse to Borrower and its Subsidiaries or (ii) secured by real property (but including the amount by which the debt exceeds the value of the real property)), plus (b) the face amount of all undrawn Performance Letters of Credit, in each case issued for the account of, or guaranteed by, Borrower or any of its Subsidiaries (other than Excluded Subsidiaries).

“Solvent” means, as to a Person, that (a) the aggregate fair market value of such Person’s assets exceeds its liabilities (whether contingent, subordinated, unmatured, unliquidated, or otherwise), (b) such Person has not incurred debts beyond such Person’s ability to pay such debts as they mature (taking into account all reasonably anticipated financing and refinancing proceeds), and (c) such Person does not have unreasonably small capital to conduct such Person’s businesses. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person.

“Subordinated Debt” means “Subordinated Debt” as defined in the Revolving Credit Agreement; provided that, if the Revolving Credit Agreement is terminated, “Subordinated Debt” shall mean such indebtedness of Borrower that is subordinated to the Obligations pursuant to terms and conditions approved in writing by the Majority Term A Lenders, and as to which Administrative Agent has received a legal opinion, in form and substance reasonably satisfactory to Administrative Agent, confirming the subordinate status of such indebtedness in relation to the Obligations.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, or other business entity (except for Persons which would not be considered a Subsidiary of such Person but for the application of FASB Interpretation No. 46 or EITF 04-5 issued by the Financial Accounting Standards Board and the Emerging Issues Task Force, as such interpretations or pronouncements may be amended or modified from time to time) (a) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person, or (b) (i) the management of which is controlled, directly, or indirectly through one or more intermediaries, or both, by such Person, and (ii) the results of operations of which are required under GAAP to be consolidated with the results of such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Taxes” has the meaning set forth in Section 4.4(a).

“Temporary Cash Investments” means: (a) readily marketable, direct, full faith, and credit obligations of the United States of America, or obligations guaranteed by the full faith and credit of the United States of America, maturing within not more than one (1) year from the date of acquisition; (b) short term certificates of deposit and time deposits, which mature within one (1) year from the date of issuance and which are at a Lender, are at a domestic commercial bank having capital and surplus in excess of $100,000,000, or are fully insured by the Federal Deposit Insurance Corporation; (c) commercial paper or master notes maturing in 365 days or less from the date of issuance and rated either “P-1” by Moody’s, or “A-1” by S&P); (d) debt instruments of a domestic issuer which mature in one (1) year or less and which are rated “A” or better by Moody’s or S&P on the date of acquisition of such investment; (e) demand deposit accounts which are maintained in the ordinary course of business; (f) short term tax exempt securities including municipal notes, commercial paper, auction rate floaters , and floating rate notes rated either “P-1” by Moodys or “A-1” by S&P; (g) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within not more than one (1) year from the date of acquisition thereof and, at the time of acquisition, having one (1) of the two (2) highest ratings obtainable from any two of S&P, Moody’s, or Fitch (or, if at any time no two (2) of the foregoing shall be rating such obligations, then from such other nationally recognized rating services acceptable to Administrative Agent ); (h) domestic corporate bonds, other than domestic corporate bonds issued by Borrower or any of its Affiliates, maturing no more than two (2) years after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A or the equivalent from any two (2) of S&P, Moody’s, or Fitch (or, if at any time no two (2) of the foregoing shall be rating such obligations, then from such other nationally recognized rating services acceptable to

Administrative Agent); and (i) shares of money market, mutual, or similar funds which invest primarily in securities of the type described in (a)-(h) above.

“Term B Credit Agreement” means that certain Term Loan B Credit Agreement dated as of May 5, 2006, by and among Borrower, Bank of America, as administrative agent, and each lender party thereto, as such agreement may be amended, modified, renewed, restated, or replaced.

“Term Loan” means any extension of credit by a Lender to Borrower pursuant to Section 3.1.

“Term Loan Commitment” means, as to each Lender, its obligation to make a Term Loan to Borrower pursuant to Section 3.1, in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Total Leverage Ratio” means, as of any date, the ratio of (a) Combined Total Home Building Debt to (b) Adjusted Consolidated Tangible Net Worth.

“Unencumbered Real Estate Inventory” means Real Estate Inventory which is not subject to or encumbered by any deed of trust, mortgage, judgment lien, attachment lien, or any other lien (other than liens which have been bonded around so as to remove such liens as encumbrances against the Real Estate Inventory in a manner satisfactory to Administrative Agent and its legal counsel, or liens which are permitted under Section 8.11(b), (c), (j), (l), or (n)).

“Unentitled Land” means all land owned by Borrower and its Eligible Subsidiaries which is not Entitled Land.

“Unit” means single family residential housing units owned by Borrower or any Eligible Subsidiary that is a Guarantor.

“Units Under Construction” means Units where on-site construction has commenced as evidenced by the trenching of foundations for such Units.

“Unsold Land” means the sum of all unsold (a) Finished Lots, (b) Lots Under Development, (c) Entitled Land, and (d) Unentitled Land.

“Voting Stock” means any class or classes of securities having voting power to elect the directors of a corporation.

1.2 Number and Gender of Words; Other References. Unless otherwise specified in the Loan Documents, (a) where appropriate, the singular includes the plural and vice versa, and words of any gender include each other gender, (b) heading and caption references may not be construed in interpreting provisions, (c) monetary references are to currency of the United States of America, (d) section, paragraph, annex, schedule, exhibit, and similar references are to the particular Loan Document in which they are used, (e) references to “telecopy,” “facsimile,” “fax,” or similar terms are to facsimile or telecopy transmissions, (f) references to “including” mean including without limiting the generality of any description preceding or following that word, (g) the rule of construction that references to general items that follow references to specific items are limited to the same type or character of those specific items is not applicable in the Loan Documents, (h) references to any Person include that Person’s heirs, personal representatives, successors, trustees, receivers, and permitted assigns, (i) references to any Law include every amendment or supplement to it, rule and regulation adopted under it, and successor or replacement for it, and (j) references to any Loan Document or other document include every renewal, extension, and restatement of it, amendment and supplement to it, and replacement or substitution for it.

1.3 Accounting Terms.

(a) All accounting terms not specifically defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing Borrower’s financial statements described in Section 7.5.

(b) Notwithstanding Section 1.3(a), if at any time any change in GAAP or in any SEC rules and regulations (or the application of such rules and regulations to Borrower) would affect the computation of any financial ratio, covenant, or requirement set forth in any Loan Document, and either Borrower or the Aggregate Majority Lenders shall so request, then Administrative Agent, Aggregate Majority Lenders and Borrower shall negotiate in good faith to amend such ratio, covenant, or requirement to preserve the original intent thereof in light of such change (subject to the approval of the Aggregate Majority Lenders); provided that until so amended (i) such ratio, covenant, or requirement shall continue to be computed in accordance with GAAP without giving effect to such change therein, and (ii) Borrower shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change.

1.4 Exhibits. All exhibits to this Agreement, either as now existing or as the same may from time to time be supplemented, modified, or amended, are incorporated herein by this reference.

1.5 Time References. Unless otherwise specified, all references herein to times of day shall be references to Chicago, Illinois time (daylight or standard, as applicable).

ARTICLE 2: RECITALS.

This Agreement is made with reference to the following facts:

(a) Borrower is primarily engaged in the business of developing residential single-family housing projects.

(b) Borrower has applied to Lenders for the Term Loans to finance its homebuilding operations and acquisitions in the United States of America and for working capital needs and general corporate purposes.

(c) Lenders are willing to make the Term Loans to Borrower on the terms and conditions set forth in this Agreement and in the other Loan Documents.

ARTICLE 3: LOANS AND BORROWING BASE.

3.1 Term Loans.

(a) Subject to the provisions in the Loan Documents, each Lender severally and not jointly agrees to lend to Borrower, in a single advance on the Closing Date, a Term Loan in the amount of such Lender’s Term Loan Commitment. The Term Loans shall bear interest in accordance with Section 3.4. Borrower may not reborrow any portion of any Term Loan.

(b) Unless Administrative Agent otherwise consents, the aggregate amount of each Eurodollar Borrowing shall be in an integral multiple of $1,000,000, but not less than $5,000,000, the aggregate amount of each Reference Rate Borrowing shall be in an integral multiple of $100,000, but not less than $500,000.

(c) The Term Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Term Loans made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through Administrative Agent, Borrower shall execute and deliver to such Lender (through Administrative Agent) a Note, which shall evidence such Lender’s Term Loans in addition to such accounts or records.

(d) Unless Administrative Agent otherwise consents, no more than Ten (10) Eurodollar Borrowings in the aggregate shall be outstanding at any one time.

3.2 Reference Rate Borrowings. All Term Loans shall at all times constitute Reference Rate Borrowings unless properly designated or redesignated as Eurodollar Borrowings pursuant to Sections 3.3 or 3.4. If any Term Loan on the Closing Date shall be a Reference Rate Borrowing, Borrower shall request such Term Loan by notice to Administrative Agent, at Administrative Agent’s Lending Office, not later than 12:00 p.m. at least one (1) Business Day prior to the date the Reference Rate Borrowing is to be funded to Borrower.

3.3 Eurodollar Borrowing.

(a) If any Term Loan on the Closing Date shall be a Eurodollar Borrowing, Borrower shall request such Term Loan by notice to Administrative Agent, at Administrative Agent’s Lending Office, not later than 12:00 p.m. at least three (3) Business Days before the Closing Date. Administrative Agent will notify each Lender of its receipt of such request. If any Eurodollar Borrowing is not repaid on the last day of the applicable Interest Period, then Borrower may request that all or a portion of such Eurodollar Borrowing be continued as a Eurodollar Borrowing by notice to Administrative Agent, at Administrative Agent’s Lending Office, not later than 12:00 p.m. at least three (3) Business Days before the first (1st) day of the Interest Period requested for such continued Eurodollar Borrowing; provided that the Interest Period for such continued Eurodollar Borrowing shall end on or before the Maturity Date. If no such request for continuation is made, such Eurodollar Borrowing shall automatically be redesignated as a Reference Rate Borrowing on such date.

(b) At or about 12:00 p.m. two (2) Business Days prior to the Closing Date (or the last day of the Interest Period applicable to a Eurodollar Borrowing to be continued pursuant to clause (a) above), Administrative Agent shall determine the applicable Eurodollar Rate (which determination shall be conclusive in the absence of manifest error) and shall promptly give notice of the same to Borrower and Lenders by telephone or telecopier.

(c) With respect to each Term Loan on the Closing Date that will be a Eurodollar Borrowing, upon fulfillment of the applicable conditions set forth in Article 6, each such Eurodollar Borrowing shall become effective on the Closing Date.

(d) Nothing contained herein shall require Lenders to fund any Eurodollar Borrowing in the London interbank eurodollar market.

3.4 Redesignation of Borrowings.

(a) If any Eurodollar Borrowing is not repaid on the last day of the applicable Interest Period, and Borrower has not requested that such Eurodollar Borrowing be continued pursuant to Section 3.3, then such Eurodollar Borrowing shall automatically be redesignated as a Reference Rate Borrowing on such date.

(b) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date until one (1) month preceding the Maturity Date, Borrower may request that all or a portion of outstanding Reference Rate Borrowings be redesignated as a Eurodollar Borrowing; provided that the Interest Period for such Eurodollar Borrowing shall end on or before the Maturity Date.

(c) Each redesignation of all or a portion of outstanding Reference Rate Borrowings as a Eurodollar Borrowing shall be made pursuant to a written Request for Redesignation of Borrowing. Not later than 12:00 p.m. at least three (3) Business Days prior to the first (1st) day of the applicable Interest Period, Administrative Agent shall have received, at Administrative Agent’s Lending Office, a properly completed Request for Redesignation of Borrowing specifying (i) the requested date of redesignation, (ii) the requested amount of Reference Rate Borrowings to be redesignated as a Eurodollar Borrowing, and (iii) the requested Interest Period. Administrative Agent may, in its sole and absolute discretion, permit a Request for Redesignation of Borrowing to be made by telecopier or by telephone (with confirmation sent promptly by telecopier) by Borrower.

(d) Administrative Agent will notify each Lender of its receipt of a Request for Redesignation by 2:00 p.m. on the date of timely receipt of a Request for Redesignation from Borrower. All redesignations shall be made ratably according to the respective Principal Debt of the Term Loans with respect to which the Request for Redesignation was given is then held by each Lender.

(e) Unless Administrative Agent otherwise consents, the amount of Reference Rate Borrowings to be redesignated as a Eurodollar Borrowing shall be an integral multiple of $1,000,000, but not less than $5,000,000.

(f) With respect to any redesignation of Reference Rate Borrowing as a Eurodollar Borrowing, at or about 12:00 p.m. two (2) Business Days prior to the first (1st) day of the applicable Interest Period, Administrative Agent shall determine the applicable Eurodollar Rate (which determination shall be conclusive in the absence of manifest error) and shall promptly give notice of the same to Borrower and Lenders by telephone or telecopier.

(g) Upon fulfillment of the applicable conditions set forth in this Agreement, the redesignation of all or a portion of outstanding Reference Rate Borrowings as a Eurodollar Borrowing shall become effective on the first (1st) day of the applicable Interest Period.

(h) A Request for Redesignation of Borrowing shall be irrevocable upon receipt by Administrative Agent.

(i) Nothing contained herein shall require Lenders to fund any Eurodollar Borrowing resulting from redesignation of all or a portion of any of the Reference Rate Borrowings in the London interbank eurodollar market.

(j) Notwithstanding anything herein to the contrary, unless all of Lenders otherwise agree, during the existence of a Default or an Event of Default (i) Borrower may not elect to have any portion of a Term Loan converted into a Eurodollar Borrowing and (ii) each Eurodollar Borrowing shall, on the last day of its respective Interest Period, be redesignated as a Reference Rate Borrowing.

3.5 Calculation of Borrowing Base. The following provisions in this Section 3.5 shall apply at all times in which an Investment Grade Rating does not exist.

(a) Borrowing Base Certificate; Approval. The Borrowing Base shall be calculated at the times and in the manner set forth in this Section 3.5(a):

(i) Within forty-five (45) days after the end of each calendar quarter, and at such other times as the Aggregate Majority Lenders may reasonably require (provided that such calculation is to be made as of the last day of a calendar month), Borrower shall provide Administrative Agent with a Borrowing Base Certificate (and Administrative Agent will promptly forward to each Lender) showing Borrower’s calculations of the components of the Borrowing Base and such data supporting such calculations as the Aggregate Majority Lenders may require. The Aggregate Majority Lenders shall have a period of thirty (30) days following receipt of a Borrowing Base Certificate to notify Administrative Agent (who shall notify Borrower) of the Aggregate Majority Lenders’ approval or disapproval thereof. Failure of the Aggregate Majority Lenders to so notify Administrative Agent and Administrative Agent to so notify Borrower within such thirty (30) day period shall be deemed approval and such Borrowing Base as set forth in such Borrowing Base Certificate shall be effective as of the date approved (or deemed approved) by the Aggregate Majority Lenders. The amount so approved (or deemed approved) shall constitute the Borrowing Base until such time as the Borrowing Base is redetermined in accordance with this Section 3.5(a).

(ii) In the event that Administrative Agent (as requested by the Aggregate Majority Lenders) timely notifies Borrower of disapproval of a Borrowing Base Certificate, then Administrative Agent shall, at the same time, notify Borrower in writing of the amount of the Borrowing Base as reasonably determined by the Aggregate Majority Lenders and the basis of such determination, and the effective date thereof (which shall be the date of the giving of such notice by Administrative Agent), and such amount shall thereupon and thereafter constitute the Borrowing Base which shall remain in effect until such time as the Borrowing Base is redetermined in accordance with this Section 3.5(a). The Aggregate Majority Lenders and Borrower shall each cooperate in good faith with the other in the calculation of the Borrowing Base in circumstances where the Aggregate Majority Lenders disapprove a Borrowing Base Certificate prepared by Borrower.

(iii) Each determination of the Borrowing Base in accordance with this Section 3.5(a) shall be binding and conclusive upon the parties hereto, and provided that the Aggregate Majority Lenders are not bound to rely on information and figures provided by Borrower if the Aggregate Majority Lenders determine in good faith that it would be inappropriate to do so. Nothing contained herein shall be deemed to restrict Borrower from submitting additional Borrowing Base Certificates to Administrative Agent for the Aggregate Majority Lenders’ approval at times other than those required hereunder.

(b) Amount of Borrowing Base. As used herein in the Agreement, the term “Borrowing Base” shall have the meaning set forth in this Section 3.5(b):

(i) Except as set forth in Sections 3.5(b)(ii), (iii), and (iv), the Borrowing Base shall consist of the Dollar amount equal to the sum of the following Unencumbered Real Estate Inventory owned by Borrower or any Eligible Subsidiary that is a Guarantor:

(A) Entitled Land. Fifty percent (50%) of the GAAP Value of all Entitled Land (subject to the twenty percent (20%) limitation specified in Section 3.5(b)(iii)); plus

(B) Lots Under Development. Sixty-five percent (65%) of the GAAP Value of all Lots Under Development; plus

(C) Units Under Construction and Completed Units. Ninety percent (90%) of the GAAP Value of all Units Under Construction and Completed Units (subject to adjustment for Completed Units as set forth in Section 3.5(b)(ii)); plus

(D) Escrow Proceeds Receivable. One hundred percent (100%) of the amount of Escrow Proceeds Receivable.

(ii) Advance rates for Completed Units shall decrease as follows with the passage of time following the dates such Units become Completed Units: (A) 180 days following the date such Units become Completed Units (other than with respect to Model Units, as to which clause (C) shall apply) the applicable advance rate shall decrease from ninety percent (90%) (as specified in Section 3.5(b)(i)(C) above) to fifty percent (50%); (B) 360 days following the date that such Units become Completed Units (other than with respect to Model Units, as to which clause (C) shall apply) the applicable advance rate shall decrease from fifty percent (50%) to zero percent (0%) (i.e., no value shall be attributed to the Borrowing Base); and (C) with respect to Model Units, 180 days following the sale of the last production Unit in the applicable project relating to such Model Unit, the applicable advance rate for such Model Units shall decrease from ninety percent (90%) (as specified in Section 3.5(b)(i)(C) above) to zero percent (0%) (i.e., no value shall be attributed to the Borrowing Base).

(iii) Anything in this Agreement to the contrary notwithstanding, in the event that more than twenty percent (20%) of the Borrowing Base is attributable to Entitled Land, then any Entitled Land in excess of such twenty percent (20%) limitation shall have a zero percent (0%) advance rate (i.e., shall add no value to the Borrowing Base).

(iv) Only Real Estate Inventory which is Unencumbered Real Estate Inventory may be added to the Borrowing Base. Any Real Estate Inventory that is not Unencumbered Real Estate Inventory shall have no value for purposes of the Borrowing Base (i.e., a zero percent (0%) advance rate). Furthermore, Unentitled Land shall have no value for purposes of the Borrowing Base (i.e., a zero percent (0%) advance rate). Once Units or any other Real Estate Inventory are sold and conveyed to a buyer, or otherwise cease to be owned by Borrower (or any Eligible Subsidiary that is a Guarantor), the applicable advance rate shall decrease to zero percent (0%), and Borrower shall not be entitled to have any value for such assets attributed to the Borrowing Base. Any Unencumbered Real Estate Inventory that is subject to a Profit and Participation Agreement shall have no value for purposes of the Borrowing Base (i.e., a zero percent (0%) advance rate) if (A) such Profit and Participation Agreement is not on market terms, as determined in the reasonable discretion of Administrative Agent, or (B) any dispute exists between the parties thereto with respect to the terms of such Profit and Participation Agreement that is in arbitration or litigation.

3.6 Borrowing Base. The sum of the Principal Debt of the Term Loans plus all other Senior Unsecured Home Building Debt shall not, at any time in which an Investment Grade Rating does not exist, exceed the Borrowing Base.

3.7 Payments by Lenders to Administrative Agent.

(a) Unless Administrative Agent receives notice from a Lender on or prior to the Closing Date that such Lender will not make available as and when required hereunder to Administrative Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Term Loans, Administrative Agent may assume that each Lender has made such amount available to Administrative Agent in immediately available funds on the Closing Date and Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Administrative Agent in immediately available funds as and when required hereunder, that Lender shall on the Business Day following the Closing Date make such amount available to Administrative Agent, together with interest at the Federal Funds Rate for each day during such period. A notice from Administrative Agent submitted to any Lender with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, then such payment to Administrative Agent shall constitute such Lender’s Term Loan on the Closing Date for all purposes of this Agreement. If such amount is not made available to Administrative Agent on the Business Day following Closing Date, then Administrative Agent will notify Borrower of such failure to fund and, upon demand by Administrative Agent, Borrower shall pay such amount to Administrative Agent for Administrative Agent’s account, together with accrued interest thereon for each day elapsed since the Closing Date, at a rate per annum equal to the interest rate applicable at the time to the Term Loans.

(b) The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 10.7 are several and not joint. The failure of any Lender to make any Term Loan shall not relieve any other Lender of any obligation hereunder to make a Term Loan, but no Lender shall be responsible for the failure of any other Lender to make the Term Loan to be made by such other Lender.

3.8 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Obligations made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share, such Lender shall immediately (a) notify Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Obligations made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.7) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 3.8 and will in each case notify Lenders following any such purchases or repayments.

ARTICLE 4: PAYMENTS AND FEES.

4.1 Principal and Interest.

(a) Interest shall be payable on the outstanding daily unpaid principal amount of each Term Loan from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth herein both before and after default and before and after maturity and judgment, with interest on overdue interest to bear interest at the rate specified in Section 4.3. Upon any partial prepayment or redesignation of outstanding Reference Rate Borrowings, interest accrued through the date of such prepayment or redesignation shall be payable on the next following Interest Payment Date and shall be deducted from the Account on such date. Insufficient funds in the Account shall not excuse Borrower’s obligation to pay accrued interest on the Interest Payment Date. Upon any partial prepayment or payment in full or redesignation or conversion of any Eurodollar Borrowing, or upon any payment or redesignation in full of all outstanding Reference Rate Borrowings, interest accrued through the date of such prepayment, payment, redesignation, or conversion shall be payable on the next following Interest Payment Date.

(b) Interest on each Reference Rate Borrowing shall be computed on the basis of a year of 360 days and the actual number of days elapsed, at the Reference Rate times the total Principal Debt bearing interest at the Reference Rate under each Note. Interest accrued on each Reference Rate Borrowing shall be payable on each Interest Payment Date, commencing with the first such date to occur after the Closing Date, and shall be deducted from the Account on each such Interest Payment Date. Insufficient funds in the Account shall not excuse Borrower’s obligation to pay accrued interest on the Interest Payment Date. Administrative Agent shall use its best efforts to notify Borrower of the amount of interest so payable prior to each Interest Payment Date, but failure of Administrative Agent to do so shall not excuse payment of such interest when payable. Except as otherwise provided in Section 4.3, the unpaid principal amount of any Reference Rate Borrowing shall bear interest at a fluctuating rate per annum equal to the Reference Rate plus the Applicable Margin, if any, applicable to Reference Rate Borrowings. Each change in the interest rate shall take effect simultaneously with the corresponding change in the Reference Rate. Each change in the Reference Rate shall be effective as of 12:01 a.m. on the Business Day on which the change in the Reference Rate is announced, unless otherwise specified in such announcement, in which case the change shall be effective as so specified.

(c) Interest on each Eurodollar Borrowing shall be computed on the basis of a year of 360 days and the actual number of days elapsed. Interest accrued on each Eurodollar Borrowing shall be payable on each Interest Payment Date, and shall be deducted from the Account on each such date. Insufficient funds in the Account shall not excuse Borrower’s obligation to pay accrued interest on the Interest Payment Date. Administrative Agent shall use its best efforts to notify Borrower of the amount of interest so payable prior to each such date, but failure of Administrative Agent to do so shall not excuse payment of such interest when payable. Except as otherwise provided in Section 4.3, the unpaid principal amount of any Eurodollar Borrowing shall bear interest at a rate per annum equal to the Eurodollar Rate for that Eurodollar Borrowing plus the Applicable Margin applicable to Eurodollar Borrowings.

(d) If not sooner paid as required herein, then the principal indebtedness evidenced by each Note shall be payable as follows:

(i) the amount of each payment required pursuant to Section 4.14 shall be payable as provided therein; and

(ii) all outstanding Term Loans shall be payable on the Maturity Date.

(e) All or any portion of the Principal Debt at any time outstanding may, at any time and from time to time, be paid or prepaid in whole or in part, provided that (i) any such prepayment shall be in the amount of $10,000,000 or any greater integral multiple of $1,000,000 (unless the Principal Debt is being repaid in full), (ii) any payment or prepayment of all or any part of any Eurodollar Borrowing on a day other than the last day of the applicable Interest Period shall be made on a Business Day, as applicable, and shall be preceded by at least three (3) Business Days written notice to Administrative Agent of the date and amount of such payment or payments, and (iii) any prepayment of a Eurodollar Borrowing prior to the last day of the applicable Interest Period shall be accompanied by a prepayment fee calculated in accordance with Section 4.1(f) and any other amounts required to be paid pursuant to Section 4.7. In addition, if at any time the amount of any Eurodollar Borrowing is reduced (by payment, prepayment or conversion of a part thereof) to an amount less than $5,000,000, then such Eurodollar Borrowing shall automatically convert into a Reference Rate Borrowing, and on and after such date the right of Borrower to continue such Eurodollar Borrowing as a Eurodollar Borrowing shall terminate.

(f) Prepayment fees shall be calculated as follows:

(i) $100 (for each Lender and for each Eurodollar contract); plus

(ii) any loss or expense arising from the liquidation or reemployment of funds obtained by each Lender to maintain its Eurodollar Borrowings or from fees payable to terminate the deposits from which such were obtained, which loss or expense shall be calculated in accordance with Section 4.7.

Each Lender’s determination of the amount of any prepayment fee shall be conclusive in the absence of manifest error.

Nothing contained in this Section 4.1 shall relieve Borrower from its obligation to make interest payments to Lenders on each Interest Payment Date (in accordance with the terms and conditions contained herein) in the event the funds held in the Account are insufficient to make such interest payments on any such Interest Payment Date.

4.2 Other Fees. Borrower shall pay to Administrative Agent, for its account and the accounts of Arrangers and Lenders, the fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

4.3 Late Payments. Should any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to Lenders not be paid within three (3) Business Days of when due, or at all times in which an Event of Default exists, such installment, fee, cost, or other amount (and all Term Loans during the existence of an Event of Default) shall bear interest at a fluctuating interest rate per annum at all times equal to the sum of the Reference Rate plus the Applicable Margin, if any, applicable to Reference Rate Borrowings plus two percent (2.0%) per annum, to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Law.

4.4 Taxes.

(a) Any and all payments by Borrower to or for the account of Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings, or similar charges, and all liabilities with respect thereto, excluding, in the case of Administrative Agent or any Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which Administrative Agent or such Lender is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings, or similar charges and liabilities being hereinafter referred to as “Taxes”). If Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.4), Administrative Agent and each Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, Borrower shall furnish to Administrative Agent (which shall forward the same to such Lender, as applicable) the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, Borrower agrees to pay any and all present or future stamp, court, or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement, or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, then Borrower shall also pay to Administrative Agent or such Lender, as applicable, at the time interest is paid, such additional amount that Administrative Agent or such Lender, as applicable specifies is necessary to preserve the after-tax yield (after factoring in all Taxes, including Taxes imposed on or measured by net income) that Administrative Agent or such Lender, as applicable would have received if such Taxes or Other Taxes had not been imposed.

(d) Borrower agrees to indemnify Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 4.4) paid by Administrative Agent or such Lender, as applicable, (ii) amounts payable under Section 4.4(c), and (iii) any liability (including additions to Tax, penalties, interest, and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this Section 4.4(d) shall be made within thirty (30) days after the date Administrative Agent or any Lender makes a demand therefor, accompanied by a certificate described in Section 4.10.

(e) Before giving any notice under this Section 4.4, the affected Lender shall designate a different Lending Office if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

4.5 Illegality.

(a) If any Lender determines that the introduction of any Law, or any change in any Law or in the interpretation or administration of any Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make Eurodollar Borrowings, then, on notice thereof by such Lender to Borrower through Administrative Agent, any obligation of that Lender to make Eurodollar Borrowings shall be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist.

(b) If a Lender determines that it is unlawful to maintain any Eurodollar Borrowing, Borrower shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to Administrative Agent), prepay in full such Eurodollar Borrowings of such Lender then outstanding, together with interest accrued thereon and amounts required under Section 4.7, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Borrowing. If Borrower is required to so prepay any Eurodollar Borrowing, then concurrently with such prepayment, Borrower shall borrow from the affected Lender, in the amount of such repayment, a Reference Rate Borrowing.

(c) If the obligation of any Lender to make or maintain Eurodollar Borrowings has been so terminated or suspended, then all Term Loans which would otherwise be made by such Lender as Eurodollar Borrowings shall be instead Reference Rate Borrowings.

(d) Before giving any notice to Administrative Agent under this Section 4.5, the affected Lender shall designate a different Lending Office with respect to its Eurodollar Rate Borrowings if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

4.6 Increased Costs and Reduction of Return.

(a) If any Lender determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements described in Section 4.9 and other than a change in income tax rates or the manner of computing income taxes of any Lender) in or in the interpretation of any law or regulation or (ii) the compliance by that Lender with any guideline imposed or request made by any central bank or other Governmental Authority after the date hereof (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding, or maintaining any Eurodollar Borrowings, then if such Lender generally is assessing such amounts to its borrowers that are similarly situated as Borrower, Borrower shall be liable for, and shall from time to time, upon five (5) days prior notice and receipt of a certificate described in Section 4.10 (with a copy of such notice and certificate to be sent to Administrative Agent), pay to Administrative Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

(b) If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Lender (or its Lending Office) or any corporation controlling such Lender with any Capital Adequacy Regulation described in clauses (i) through (iii) above, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Term Loans or obligations under this Agreement, then, upon five (5) days prior notice (accompanied by a certificate described in Section 4.10) of such Lender to Borrower through Administrative Agent, if such Lender generally is assessing such amounts to its borrowers that are similarly situated as Borrower, Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

(c) Before giving any notice under this Section 4.6, the affected Lender shall designate a different Lending Office if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

4.7 Funding Losses. Borrower shall reimburse each Lender and hold each Lender harmless from any loss or expense (to the extent not duplicative of a charge imposed and paid under Section 4.1(f)) which such Lender may sustain or incur as a consequence of:

(a) the failure of Borrower to borrow, continue, or redesignate any portion of a Term Loan after Borrower has given (or is deemed to have given) a Request for Redesignation of Borrowing; or

(b) any payment (including after acceleration of a Eurodollar Borrowing) of a Eurodollar Borrowing on a day that is not the last day of the relevant Interest Period; or

(c) the automatic conversion under Section 4.1(e) of any Eurodollar Borrowing to a Reference Rate Borrowing on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurodollar Borrowings or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of anticipated profit).

For purposes of calculating amounts payable by Borrower to Lenders under this Section 4.7 (and Section 4.1(f) above), each Eurodollar Borrowing (and each related reserve, special deposit, or similar requirement) shall be conclusively deemed to have been funded at the Eurodollar Rate by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, regardless of whether such Eurodollar Borrowing is so funded. Any Lender claiming compensation under this Section 4.7 shall provide to Borrower a certificate setting forth in reasonable detail the amount of loss or expense to be paid to it hereunder, which certificate shall be conclusive in the absence of manifest error.

4.8 Inability to Determine Rates. If (a) Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Borrowing, or (b) the Majority Term A Lenders determine that the Eurodollar Rate applicable pursuant to Section 4.1(c) for any requested Interest Period with respect to a proposed Eurodollar Borrowing does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Borrowing, then, in the case of (a), Administrative Agent will promptly so notify Borrower and each Lender and, in the case of (b), such Lenders will promptly notify Administrative Agent and Borrower. Thereafter, the obligation of Lenders to make or maintain Eurodollar Borrowings, as the case may be, hereunder shall be suspended until Administrative Agent (in the case of (a)) revokes or Administrative Agent upon the instruction of the Majority Term A Lenders (in the case of (b)) revokes such notice in writing. Upon receipt of such notice, Borrower may revoke any Request for Redesignation of Borrowing then submitted by it. If Borrower does not revoke such request, then Lenders shall convert or continue the Term Loans, as proposed by Borrower, in the amount specified in the applicable notice submitted by Borrower, but such Term Loans shall be made, converted, or continued as Reference Rate Borrowings instead of Eurodollar Borrowings. As of the date of this Agreement, neither Administrative Agent nor any Lender has made the determination or is aware of the conditions referenced in the first sentence of this Section 4.8.

4.9 Reserves on Eurodollar Borrowings. Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest or other costs on the unpaid principal amount of each Eurodollar Borrowing equal to the actual costs of such reserves allocated to such Eurodollar Borrowing by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Eurodollar Borrowing, provided Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

4.10 Certificates of Lenders. Any Lender claiming reimbursement or compensation under this Article 4 shall deliver to Borrower (with a copy to Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on Borrower in the absence of manifest error.

4.11 Substitution of Lenders. Upon the receipt by Borrower from any Lender (an “Affected Lender”) of a claim for compensation under Section 4.4, Section 4.6, or Section 4.9 or, to the extent such problem affects less than the Majority Term A Lenders, notice of a Lender’s inability to fund Eurodollar Borrowings under Section 4.5, Borrower may, upon notice to such Lender and Administrative Agent, replace such Lender by causing such Lender to assign its Term Loans (with the assignment fee to be paid by Borrower in such instance) pursuant to Section 11.6(b) to one or more other Lenders or Eligible Assignees procured by Borrower. Borrower shall (a) pay (or cause to be paid) in full all principal, interest, fees, and other amounts owing to such Lender through the date of replacement (including any amounts payable pursuant to Section 4.4, Section 4.6, Section 4.7, Section 4.9, and Section 11.12), and (b) release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s outstanding Term Loans.

4.12 Survival. The agreements and obligations of Borrower in Section 4.4, Section 4.6, Section 4.7, and Section 4.9 shall survive for one (1) year following the payment and performance in full of all Obligations.

4.13 Manner and Treatment of Payments. The amount of each payment hereunder or on each Note shall be made without condition or deduction for any counterclaim, defense, recoupment, or setoff to Administrative Agent for the account of each applicable Lender in immediately available funds on the day of payment (which must be a Business Day). Any payment received after 1:00 p.m. on any Business Day, shall be deemed received on the next succeeding Business Day. The amount of all payments received by Administrative Agent for the account of each Lender shall be promptly paid by Administrative Agent to the applicable Lender(s) in immediately available funds (and any such payment not remitted on the same Business Day that it is deemed received by Administrative Agent shall thereafter be payable by Administrative Agent to the applicable Lender(s) together with interest at the overnight Federal Funds Rate, as such rate is reasonably determined by Administrative Agent). Whenever any payment to be made hereunder or on each Note is due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day; provided that the extension shall be included in the computation of interest owing on the next following Interest Payment Date. Any payment of the principal of any Eurodollar Borrowing shall be made on a Business Day as applicable.

4.14 Mandatory Prepayment. In the event that the aggregate Principal Debt of the Term Loans plus all other Senior Unsecured Home Building Debt at any time exceeds the limitations specified in Section 3.6 (whether because of the outstanding amount of the Term Loans, or because of the other outstanding Senior Unsecured Home Building Debt), Borrower shall, within three (3) Business Days, make a prepayment of Senior Unsecured Home Building Debt or cash collateralize L/C Obligations under and as defined in the Revolving Credit Agreement in such amount as is necessary to cause Borrower to comply with the limitations of Section 3.6.

ARTICLE 5: SECURITY. The Obligations shall be secured by the liens granted by Borrower pursuant to the Security Agreement, until such liens are released pursuant to the terms thereof, and any other liens granted to Administrative Agent for the ratable benefit of Lenders pursuant to the terms of this Agreement.

ARTICLE 6: CONDITIONS.

6.1 Conditions to Effectiveness of this Agreement and Disbursement of Term Loans. The effectiveness of this Agreement and the obligation of Lenders to make the Term Loans are expressly conditioned upon satisfaction of all of the following conditions precedent:

(a) Administrative Agent shall have received the following original executed documents (in form and substance reasonably satisfactory to Administrative Agent and legal counsel for Administrative Agent and in sufficient number for Administrative Agent and each Lender):

(i) this Agreement;

(ii) a Note for each Lender requesting a Note;

(iii) the Guaranty and the Contribution Agreement;

(iv) the Opinion of Counsel;

(v) a certified copy of resolutions of the board of directors of Borrower authorizing the execution of the Loan Documents, together with an incumbency certificate executed by the corporate secretary of Borrower;

(vi) a certified copy of resolutions of the board of directors of each Guarantor authorizing the execution of the Guaranty, together with an incumbency certificate executed by the corporate secretary of each Guarantor;

(vii) a Borrowing Base Certificate calculated as of February 28, 2006, showing Borrower to be in compliance with Section 3.6;

(viii) a fully executed copy of the First Amendment of Revolving Credit Agreement dated May 5, 2006, by and among Borrower, Bank of America, as administrative agent, and each of the Revolving Credit Lenders; and

(ix) such other agreements, instruments, and documents as any Lender shall reasonably request.

(b) Administrative Agent shall have received evidence reasonably satisfactory to Administrative Agent and legal counsel to Administrative Agent that each of Borrower and each Guarantor has been duly incorporated, or formed, as the case may be, is validly existing, and is in good standing under the laws of the state of its incorporation or formation, as the case may be, is duly qualified to do business as, and is in good standing as, a foreign corporation in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary (except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect), and has all requisite power and authority to conduct its business and to own and lease its properties.

(c) Borrower shall have paid all fees due and payable pursuant to the Fee Letter.

ARTICLE 7: REPRESENTATIONS AND WARRANTIES OF BORROWER.

Borrower represents and warrants to each Lender that:

7.1 Incorporation, Qualification, Powers, and Capital Stock. Borrower is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of Delaware, is duly qualified to do business as, and is in good standing as, a foreign corporation in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary, and has all requisite power and authority to conduct its business and to own and lease its properties (except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect). All outstanding shares of capital stock of Borrower are duly authorized, validly issued, fully paid, nonassessable, and issued in compliance with all applicable state and federal securities and other Laws except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

7.2 Execution, Delivery, and Performance of Loan Documents.

(a) Borrower has all requisite power and authority to execute and deliver, and to perform all of its obligations under, the Loan Documents.

(b) Each Guarantor has all requisite power and authority to execute and deliver, and to perform all of its obligations under, the Guaranty.

(c) The execution and delivery by Borrower of, and the performance by Borrower of each of its obligations under, each Loan Document to which it is a party, and the execution and delivery by each Guarantor of, and the performance by each Guarantor of each of its obligations under the Guaranty, have been duly authorized by all necessary action and do not and will not:

(i) require any consent or approval not heretofore obtained of any stockholder, security holder or creditor of Borrower, any Subsidiary, or any Guarantor;

(ii) violate any provision of the certificate of incorporation or bylaws of Borrower or any Guarantor or any provision of the articles or certificate of incorporation, bylaws, or partnership agreement of any Subsidiary;

(iii) result in or require the creation or imposition of any lien, claim, or encumbrance (except to the extent that any lien is created under this Agreement) upon or with respect to any property now owned or leased or hereafter acquired by Borrower, any Subsidiary, or any Guarantor;

(iv) violate any provision of any Law, order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to Borrower, any Subsidiary (other than an Excluded Subsidiary), or any Guarantor; or

(v) result in a material breach of or constitute a material default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other material agreement, lease, or instrument to which Borrower, any Subsidiary (other than an Excluded Subsidiary), or any Guarantor is a party or by which Borrower, any such Subsidiary, or any Guarantor or any property of Borrower, any such Subsidiary, or any Guarantor is bound or affected.

(d) Borrower, each Subsidiary (other than an Excluded Subsidiary), and each Guarantor are not in default under any Law, order, writ, judgment, injunction, decree, determination, award, indenture, agreement, lease, or instrument described in Sections 7.2(c)(iv) or 7.2(c)(v), where such default could reasonably be expected to have a Material Adverse Effect.

(e) No authorization, consent, approval, order, license, permit, or exemption from, or filing, registration, or qualification with, any Governmental Authority not heretofore obtained is or will be required under applicable Law to authorize or permit the execution, delivery, and performance by Borrower or any Guarantor of, all of its obligations under, the Loan Documents.

(f) Each of the Loan Documents to which Borrower is a party, when executed and delivered, will constitute the legal, valid, and binding obligations of Borrower, and the Guaranty, when executed and delivered, will constitute the legal, valid, and binding obligation of each Guarantor, each enforceable against such Person in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance or other equitable remedies as a matter of judicial discretion.

7.3 Compliance with Laws and Other Requirements. Borrower is in compliance with all Laws and other requirements applicable to its business and has obtained all material authorizations, consents, approvals, orders, licenses, permits, and exemptions from, and has accomplished all filings, registrations, or qualifications with, any Governmental Authority that is necessary for the transaction of its business, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and except for authorizations, consents, approvals, orders, licenses, permits, and exemptions relating to the development, construction, and sale of real property that Borrower is in the process of obtaining or intends to obtain in the ordinary course of business.

7.4 Subsidiaries.

(a) Exhibit G correctly sets forth, as of the last day of the most recent fiscal quarter of Borrower, the names and jurisdictions of incorporation or formation of all Subsidiaries, Homebuilding Joint Ventures, and other entities in which Borrower has a direct or indirect ownership interest (but excluding publicly-traded Persons in which Borrower, directly or indirectly, holds less than a five percent (5%) ownership interest). Except as described in Exhibit G, as of the end of the most recent fiscal quarter of Borrower, excluding publicly-traded Persons in which Borrower, directly or indirectly, holds less than a five percent (5%) ownership interest, Borrower does not own any capital stock or ownership interest in any Person other than its Subsidiaries and Homebuilding Joint Ventures. All outstanding shares of capital stock or ownership interests, as the case may be, of each Subsidiary (other than an Excluded Subsidiary) and Homebuilding Joint Venture that are owned by Borrower or any Subsidiary are (i) owned of record and beneficially by Borrower and/or by one (1) or more Subsidiaries, free and clear of all material liens, claims, encumbrances, and rights of others (other than liens permitted under Section 8.11 or other liens that secure the Principal Debt on a pari passu basis with other Senior Unsecured Homebuilding Debt), and are (ii) duly authorized, validly issued, fully paid, nonassessable (except for capital calls or contribution requirements in connection with ownership interests in Homebuilding Joint Ventures), and issued in compliance with all applicable state and federal securities and other Laws, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect. Borrower may update Exhibit G from time to time by sending written notice to Administrative Agent.

(b) Each Subsidiary (other than an Excluded Subsidiary) is a corporation, partnership, or limited liability company duly incorporated or formed, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation or formation, is duly qualified to do business as, and is in good standing as, a foreign corporation, partnership, or limited liability company in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary (except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect), and has all requisite power and authority to conduct its business and to own and lease its properties.

(c) Each Subsidiary (other than an Excluded Subsidiary) is in compliance with all Laws and other requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, permits, and exemptions from, and has accomplished all filings, registrations, or qualifications with, any Governmental Authority that is necessary for the transaction of its business, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and except for consents, approvals, orders, licenses, permits, and exemptions relating to the development, construction, and sale of real property that each such Subsidiary is in the process of obtaining or intends to obtain in the ordinary course of business.

7.5 Financial Statements of Borrower and its Subsidiaries. Borrower has furnished to Lenders that are parties to this Agreement on the Closing Date a copy of the Form 10-K of Borrower and its Subsidiaries for the period ended December 31, 2005 (and all other information required by Section 8.1(b)). The financial statements and the notes thereto included in such Form 10-K fairly present in all material respects the consolidated financial position of Borrower and its Subsidiaries as at the dates specified therein and the consolidated results of operations and cash flows for the periods then ended, all in conformity with GAAP.

7.6 No Material Adverse Change. There has been no material adverse change in the condition, financial or otherwise, of Borrower and its Subsidiaries (excluding the Excluded Subsidiaries), taken as a whole, from the financial condition of Borrower and its Subsidiaries (excluding the Excluded Subsidiaries), taken as a whole, since December 31, 2005, and Borrower and its Subsidiaries (excluding the Excluded Subsidiaries), taken as a whole, do not have any material liability incurred outside of the ordinary course of business or, to the best knowledge of Borrower, material contingent liability, not reflected or disclosed in the financial statements or notes thereto described in Section 7.5 (or, to the extent that financial statements have been delivered pursuant to Section 8.1, in the most recently delivered financial statements), or otherwise disclosed to Administrative Agent in writing.

7.7 Tax Liability. Borrower and each Subsidiary (other than an Excluded Subsidiary) have filed all material tax returns (federal, state, and local) required to be filed by them and have paid all material taxes shown thereon to be due and all property taxes due, including interest and penalties, if any. To the best knowledge of Borrower, there does not exist any substantial likelihood that any Governmental Authority will successfully assert a tax deficiency against Borrower or any Subsidiary (other than an Excluded Subsidiary) that could reasonably be expected to have a Material Adverse Effect that has not been adequately reserved against in the financial statements described in Section 7.5 (or, to the extent that financial statements have been delivered pursuant to Section 8.1, in the most recently delivered financial statements). Borrower and each Subsidiary (other than an Excluded Subsidiary) have established and are maintaining adequate reserves for tax liabilities, if any, sufficient to comply with GAAP.

7.8 Litigation. There are no actions, suits, proceedings, claims, or disputes pending or, to the best knowledge of Borrower, threatened against Borrower or any Subsidiary (other than an Excluded Subsidiary), or any property of Borrower or any Subsidiary (other than an Excluded Subsidiary), before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

7.9 Pension Plan. Neither Borrower nor any Subsidiary (other than an Excluded Subsidiary) maintains or contributes to any Plan (other than (a) the 401(k) plans presently sponsored by Borrower as to which Borrower has complied with all applicable Laws (except where the failure to comply could not reasonably be expected to have a Material Adverse Effect), and (b) Plans of any Persons formed or acquired by Borrower or any Subsidiary as permitted under Section 8.14 or 8.17).

7.10 Regulations U and X; Investment Company Act. Neither Borrower nor any Subsidiary (other than an Excluded Subsidiary) is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the meanings of Regulation U of the FRB. No part of the Term Loans will be used to purchase or carry any margin stock (except for purchases of Borrower’s stock by, or on behalf of, Borrower otherwise permitted hereunder and that is subsequently retired or retained by Borrower as treasury stock), or to extend credit to others for that purpose, or for any purpose that violates the provisions of Regulations U or X of the FRB. Neither Borrower nor any Subsidiary (other than an Excluded Subsidiary) is or is required to be registered under the Investment Company Act of 1940.

7.11 No Default. No event has occurred and is continuing that is a Default or an Event of Default.

7.12 Environmental Compliance. In connection with the acquisition of properties, Borrower and its Subsidiaries (other than the Excluded Subsidiaries) generally conduct in the ordinary course of business a review of the environmental condition of such properties and any claims alleging potential liability or responsibility for violation of Environmental Laws. In the course of the operation of its business, nothing has come to the attention of Borrower or any of its Subsidiaries (other than the Excluded Subsidiaries) causing it to conclude that there are any violations of Environmental Laws or claims alleging potential liability or responsibility for violation of Environmental Laws that could reasonably be expected to have a Material Adverse Effect.

7.13 Solvent. Borrower and its Subsidiaries are, on a consolidated basis, Solvent.

7.14 Senior Debt. All obligations under this Agreement and the other Loan Documents to pay principal, interest, fees, and other amounts included in the Obligations are senior debt under the terms of all Subordinated Debt of Borrower and its Subsidiaries (other than the Excluded Subsidiaries).

ARTICLE 8: COVENANTS OF BORROWER.

As long as any Note remains unpaid or any other Obligations remain outstanding:

8.1 Reporting Requirements. Borrower shall cause to be delivered to Administrative Agent, in form and detail satisfactory to Administrative Agent (for prompt distribution by Administrative Agent to Lenders):

(a) as soon as practicable and in any event within fifteen (15) days after the occurrence of a Default or an Event of Default becomes known to Borrower, a written statement setting forth the nature of the Default or Event of Default and the action that Borrower proposes to take with respect thereto;

(b) as soon as available and in any event within forty-five (45) days after the end of each of the first three (3) quarters of each calendar year, a Form 10-Q of Borrower and its Subsidiaries as of the end of the quarter most recently ended, and unaudited consolidated balance sheets, statements of income, stockholders equity, and cash flows of Borrower and unaudited consolidating balance sheets and statements of income of its Subsidiaries in the form previously delivered to and approved by Administrative Agent, for such period, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer, corporate controller, or treasurer of Borrower;

(c) as soon as available and in any event within ninety (90) days after the end of each calendar year, a Form 10-K and a consolidating (unaudited) and consolidated balance sheet of Borrower and its Subsidiaries as of the end of the year most recently ended and consolidated statements of income, stockholders equity, and cash flows of Borrower and its Subsidiaries for such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, such financial statements to be audited by and with the opinion of Ernst & Young LLP (or its successors), KPMG (or its successors), Price Waterhouse Coopers (or its successors), Deloitte & Touche (or its successors), or any other independent certified public accountants of recognized standing selected by Borrower and reasonably acceptable to Administrative Agent, which opinion shall be unqualified except as to such matters as are acceptable to the Aggregate Majority Lenders (“Acceptable Audit Opinion”);

(d) as soon as available and in any event within ninety (90) days after the end of each such Guarantor’s fiscal year, unaudited balance sheets and statements of income of such Guarantor, all in reasonable detail and duly certified by the chief financial officer, corporate controller, or treasurer of Borrower;

(e) at the time of the delivery of the financial statements described in Sections 8.1(b), (c), and (d), a certificate of the chief financial officer, corporate controller, or the treasurer of Borrower (i) stating that to the knowledge of such officer no Default or Event of Default exists, or if such an event exists, stating the nature thereof and the action that Borrower proposes to take with respect thereto, and (ii) demonstrating in reasonable detail that Borrower was in compliance during the applicable period with the covenants set forth in Sections 8.17, 8.18, 8.19, and 8.20, (including a reconciliation of the amounts used to calculate the covenants pursuant to Sections 8.18, 8.19, and 8.20 to such financial statements);

(f) as soon as available and in any event within forty-five (45) days after the end of each calendar year, a projected operating budget of Borrower for the succeeding twelve (12) months; and including for each of Borrower’s real estate development projects for each quarter (i) the number of projected closings of Units, and (ii) projected revenue (including the aggregate of all amounts projected to be generated from any source in connection with the sale of Units to the public);

(g) promptly upon Borrower learning thereof, notice in writing of any action, suit, or proceeding before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect;

(h) such other information about the business, assets, operation, or condition, financial or otherwise, of Borrower or any Subsidiary, as any Lender (through Administrative Agent) may reasonably request from time to time;

(i) as soon as available and in any event within forty-five (45) days after the end of each calendar quarter, a residential development summary substantially in the form previously submitted to Administrative Agent;

(j) as soon as practicable, and in any event within forty-five (45) days after the end of each calendar quarter, monthly projections for the next succeeding twelve (12) month period of cash flow for Borrower (except for the March 31 reporting which may be for the next succeeding nine (9) months), in the form previously delivered to each Lender; and

(k) as soon as practicable, and in any event within forty-five (45) days after the end of each calendar quarter, reports showing the actual operating results for the calendar quarter most recently ended compared to the budget provided in accordance with Section 8.1(f).

Borrower hereby acknowledges that (a) Administrative Agent and/or Arrangers will make available to the Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower or its securities) (each, a “Public Lender”). Borrower hereby agrees that so long as Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, Arrangers, and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) Administrative Agent and Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

8.2 Payment of Taxes and Other Potential Liens. Borrower shall pay and discharge promptly, and cause each Subsidiary (other than an Excluded Subsidiary) to pay and discharge promptly, all material taxes, assessments, and governmental charges or levies imposed upon it, upon its property or any part thereof, upon its income or profits or any part thereof, except that neither Borrower nor any such Subsidiary shall be required to pay or cause to be paid any tax, assessment, charge, or levy that is not yet past due, or being actively contested in good faith by appropriate proceedings, as long as Borrower or such Subsidiary, as the case may be, has established and maintains adequate reserves for the payment of the same and, by reason of nonpayment, no material property of Borrower or any such Subsidiary is in danger of being lost or forfeited.

8.3 Preservation of Existence. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, Borrower shall preserve and maintain, and cause each Subsidiary (other than an Excluded Subsidiary) to preserve and maintain, its corporate, partnership, or limited liability company existence, as the case may be, and all licenses, rights, franchises, and privileges in the jurisdiction of its incorporation or formation and all authorizations, consents, approvals, orders, licenses, permits, or exemptions from, or registrations or qualifications with, any Governmental Authority that are necessary for the transaction of its business, and qualify and remain qualified, and cause each Subsidiary (other than an Excluded Subsidiary) to qualify and remain qualified, to do business as a foreign corporation or partnership in each jurisdiction in which such qualification is necessary in view of its business or the ownership or leasing of its properties; provided that Borrower may, so long as no Default or Event of Default exists or would result therefrom, dissolve, liquidate, or merge out of existence any Subsidiary.

8.4 Maintenance of Properties. Except as permitted by Section 8.16, Borrower shall maintain, preserve, and protect, and cause each Subsidiary (other than an Excluded Subsidiary) to maintain, preserve, and protect, all of its properties in good order and condition, subject to wear and tear in the ordinary course of business and, in the case of unimproved properties, damage caused by the natural elements, and not permit any Subsidiary (other than an Excluded Subsidiary) to permit, any waste of its properties, except that neither (a) the failure to maintain, preserve and protect a particular item of property that could not reasonably be expected to have a Material Adverse Effect, nor (b) the failure to maintain, preserve, and protect a particular item of property due to full compliance with a final written order from a Governmental Authority, will constitute a violation of this Section 8.4.

8.5 Maintenance of Insurance. Borrower shall maintain, and cause each Subsidiary (other than an Excluded Subsidiary) to maintain: (a) insurance with responsible companies in such amounts and against such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general area in which Borrower or any such Subsidiary operates (provided that Borrower and its Subsidiaries may choose to establish a self-insurance program consistent with self-insurance programs maintained by companies in similar businesses and owning similar properties); and (b) insurance required by any Governmental Authority having jurisdiction over Borrower or any Subsidiary (other than an Excluded Subsidiary).

8.6 Books and Records. Borrower shall maintain, and cause each Subsidiary (other than an Excluded Subsidiary) to maintain, full and complete books of account and other records reflecting the results of its operations in conformity with GAAP and all applicable requirements of any Governmental Authority having jurisdiction over Borrower or any such Subsidiary or any business or properties of Borrower or any such Subsidiary.

8.7 Inspection Rights. At any time during regular business hours, and as often as reasonably requested, and so long as no Event of Default exists, upon reasonable notice, Borrower shall permit, and cause each Subsidiary (other than an Excluded Subsidiary) to permit, Administrative Agent and each Lender or any employee, agent, or representative thereof to inspect and make copies and abstracts from the records and books of account of, and to visit and inspect the properties of, Borrower and any Subsidiary (other than an Excluded Subsidiary), and to discuss any affairs, finances, and accounts of Borrower and any Subsidiary (other than an Excluded Subsidiary) with any of their respective officers or directors.

8.8 Compliance with Laws and Other Requirements.

(a) Borrower shall comply, and cause each Subsidiary (other than an Excluded Subsidiary) to comply, with the requirements of all applicable Laws and orders of any Governmental Authority, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

(b) Borrower shall comply, and cause each Subsidiary (other than an Excluded Subsidiary and to the extent they are so engaged) to comply, with all applicable Laws and other requirements relating to the development of each of its projects and the sale of units therein (where the failure to so comply could reasonably be expected to have a Material Adverse Effect), and shall obtain, and cause each Subsidiary (other than an Excluded Subsidiary and to the extent they are so engaged) to obtain, all necessary authorizations, consents, approvals, licenses, and permits of any Governmental Authority with respect thereto (except where the failure to so obtain could not reasonably be expected to have a Material Adverse Effect).

8.9 Subsidiary Guaranties. Borrower shall cause each Material Subsidiary that does not provide a Guaranty hereunder on the Closing Date to provide a Guaranty hereunder and such other documentation required by Administrative Agent, all in form and substance reasonably acceptable to Administrative Agent within thirty (30) days after the date on which such Subsidiary qualifies as a Material Subsidiary; provided that if any Subsidiary that provides or has provided a Guaranty hereunder (i) is sold or otherwise disposed of in a transaction permitted by Section 8.16 to a Person other than Borrower or one of Borrower’s Subsidiaries, or (ii) ceases, at any time, to qualify as a Material Subsidiary, then, upon the request of Borrower, Administrative Agent shall, so long as no Default or Event of Default exists or would result therefrom, release such Subsidiary from its Guaranty pursuant to a release in form and substance reasonably acceptable to Administrative Agent and Borrower. Notwithstanding the foregoing, if, (a) as of the date of acquisition, formation, or creation otherwise permitted hereunder of a new Subsidiary that is not a Material Subsidiary, the aggregate amount of assets (other than ownership interests in, and intercompany indebtedness of, other Subsidiaries) owned by all Subsidiaries (other than Excluded Subsidiaries) that are not Material Subsidiaries exceeds five percent (5%) of Consolidated Tangible Net Worth, or (b) at any time after the Closing Date any Subsidiary shall execute a guaranty of any Senior Unsecured Homebuilding Debt (other than the Term Loans or any Subordinated Debt), then Borrower shall cause such Subsidiary (whether or not it is a Material Subsidiary) to provide a Guaranty under this Section 8.9.

8.10 Mergers. Borrower shall not merge or consolidate, or permit any Subsidiary (other than an Excluded Subsidiary) to merge or consolidate, with or into any Person, except that (a) no merger or consolidation in connection with the sale of Standard Pacific Financing, L.P. or Standard Pacific Financing, Inc. will constitute a violation of this covenant (provided that the corporate existence of Borrower, if a party to such merger or consolidation, is continued), (b) any Subsidiary may merge into Borrower (provided that the surviving entity is Borrower) or into any other Subsidiary (provided that Borrower complies with Section 8.9), (c) no merger or consolidation in connection with an acquisition permitted under Section 8.17 will constitute a violation of this covenant (provided that the corporate existence of Borrower, if a party to such merger or consolidation, is continued), and (d) no merger or consolidation in connection with a disposition permitted under Section 8.16 will constitute a violation of this covenant (provided that the corporate existence of Borrower, if a party to such merger or consolidation, is continued).

8.11 Liens. Borrower shall not create, incur, assume, or allow to exist, or permit any Subsidiary (other than an Excluded Subsidiary) to create, incur, assume, or allow to exist, any lien of any nature upon or with respect to any property of Borrower or any Subsidiary (other than an Excluded Subsidiary), whether now owned or hereafter acquired, except the following permissible liens:

(a) liens securing indebtedness existing on the date hereof and disclosed in the notes to the financial statements incorporated in the Form 10-K described in Section 7.5, but only to the extent of the indebtedness secured thereby and the property subject thereto on the date hereof and renewals, extensions, or refundings thereof that do not increase the principal amount of indebtedness secured thereby or the property subject thereto;

(b) liens for taxes, assessments, or governmental charges or levies to the extent that neither Borrower nor any Subsidiary is required to pay the amount secured thereby under Section 8.2;

(c) liens imposed by Law, such as carrier’s, warehouseman’s, mechanic’s, materialman’s, and other similar liens, arising in the ordinary course of business in respect of obligations that are not overdue or are being actively contested in good faith by appropriate proceedings, as long as Borrower or a Subsidiary, as the case may be, has established and maintains adequate reserves for the payment of the same and, by reason of nonpayment, no property of Borrower or any Subsidiary is in danger of being lost or forfeited;

(d) purchase money liens upon or in any property acquired or held by Borrower or any Subsidiary in the ordinary course of business, including, without limitation real property, to secure the purchase price of such property, or liens upon or in such property to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;

(e) purchase money liens existing on property at the time of its acquisition;

(f) leases of Model Units;

(g) liens on property owned by joint ventures (including joint ventures that are limited liability companies) with respect to which Borrower or any Subsidiary is a partner or in which Borrower or a Subsidiary has an equity or ownership interest;

(h) liens or assignments by Borrower, Standard Pacific Financing, L.P. or Standard Pacific Financing, Inc. (or an operating limited partnership formed to perform the same functions as Standard Pacific Financing, Inc. in which Borrower will have a 99% interest in allocations of profits, losses, distributions, and credits) of mortgages made in connection with financing transactions entered into in the ordinary course of business;

(i) liens incurred in the ordinary course of business on property or assets owned by FLS (including, without limitation, under any credit facility or repurchase agreement funding its obligations) or on the property or assets of any other Excluded Subsidiary;

(j) liens securing surety bonds entered into in the ordinary course of business;

(k) liens on deposits (not including real property) securing appeal bonds obtained by Borrower or a Subsidiary in connection with the appeal of an adverse judgment;

(l) liens securing community development district bonds or similar bonds issued by Governmental Authorities to accomplish similar purposes;

(m) liens approved in writing by Administrative Agent securing indebtedness of Borrower which shall be approved so long as such liens secure such indebtedness and the Obligations on a pari passu basis in a manner reasonably acceptable to Administrative Agent;

(n) liens securing obligations of Borrower or its Eligible Subsidiaries to third parties, in connection with (i) Profit and Participation Agreements, (ii) any option or right of first refusal to purchase real property granted to the master developer or the seller of real property that arises as a result of the non-use or non-development of such real property by Borrower or its Eligible Subsidiaries, or (iii) joint development agreements with third parties to perform and/or pay for or reimburse the costs of construction and/or development related to or benefiting Borrower’s or its Eligible Subsidiaries’ property and property belonging to such third parties (so long as Borrower’s or its Eligible Subsidiaries’ obligations under such joint development agreement are not past due), in each case entered into in the ordinary course of Borrower’s or its Eligible Subsidiaries’ business;

(o) liens granted pursuant to the Security Agreement; and

(p) any other liens not otherwise specified in Subsections 8.11(a) through (o) (except for Judgment Liens and Project Financing Liens, which shall in no event be permitted), so long as the aggregate amount of indebtedness secured by all such other liens does not at any time exceed $100,000,000.

8.12 Prepayment of Indebtedness. If a Default or an Event of Default has occurred and is continuing or an acceleration of the indebtedness evidenced by each Note has occurred, Borrower shall not voluntarily prepay, or permit any Subsidiary (other than an Excluded Subsidiary) to voluntarily prepay, the principal amount, in whole or in part, of any indebtedness other than (a) indebtedness owed to each Lender hereunder or under some other agreement between Borrower and such Lender and (b) indebtedness which ranks pari passu with indebtedness evidenced by each Note which is or becomes due and owing whether by reason of acceleration or otherwise.

8.13 Change in Nature of Business. Borrower shall not make, or permit any Subsidiary (other than an Excluded Subsidiary) to make, any change in the nature of its or their respective businesses as carried on at the date hereof that is material to Borrower and Subsidiaries (excluding the Excluded Subsidiaries), taken as a whole, which has not been consented to by the Aggregate Majority Lenders in writing. None of the following will constitute a violation of this covenant: (a) the sale or dissolution of Standard Pacific Financing, L.P. or Standard Pacific Financing, Inc.; (b) the engaging by Borrower or a Subsidiary in or withdrawal from the mortgage brokering or banking business; (c) the engaging by Borrower or a Subsidiary in or withdrawal from any business related to the homebuilding operations of Borrower, such as security or pest control, and including without limitation technology initiatives related to Borrower’s homebuilding operations; (d) a change in the geographic regions in the United States of America in which Borrower operates, and (e) the reorganization of the business of Borrower and its Subsidiaries among Borrower and its Subsidiaries.

8.14 Pension Plan. Borrower shall not enter into, maintain or make contributions to, or permit any Subsidiary (other than an Excluded Subsidiary) to enter into, maintain or make contributions to, directly or indirectly, any Plan that is subject to Title IV of ERISA, except for defined benefit pension Plans of any Persons formed or acquired by Borrower or any Subsidiary as permitted under Section 8.17.

8.15 Dividends and Subordinated Debt. Borrower shall not declare or pay any dividend on, or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding, return any capital to its stockholders or make any distribution of assets to its stockholders, whether in cash, property, or obligations, or pay, repurchase, or redeem all or any part of any Subordinated Debt, transfer any property in payment of or as security for the payment of all or any part of any Subordinated Debt, or establish any sinking fund, reserve, or like set aside of funds or other property for the redemption, retirement, or repayment of all or any part of any Subordinated Debt, except:

(a) Subject to the subordination terms applicable to such Subordinated Debt, Borrower may make regularly scheduled and mandatory payments in respect of any Subordinated Debt as and when due by the terms thereof; provided, however, that Borrower may prepay or repurchase Subordinated Debt at any time from the proceeds of indebtedness issued by Borrower following the Closing Date so long as (i) the maturity date of all such indebtedness is at least one (1) year beyond the Maturity Date, and (ii) no Default or Event of Default exists both before and after giving effect thereto;

(b) So long as no Default or Event of Default exists both before and after giving effect thereto, Borrower may declare and pay dividends in any calendar quarter; and

(c) So long as no Default or Event of Default exists both before and after giving effect thereto, Borrower may from time to time repurchase shares of its capital stock.

8.16 Disposition of Properties. Borrower shall not, and shall not permit its Subsidiaries (other than Excluded Subsidiaries) to, sell, assign, exchange, transfer, lease, or otherwise dispose of any of their respective properties (whether real or personal), other than:

(a) properties sold, assigned, exchanged, transferred, leased, or otherwise disposed of for fair value and in the ordinary course of business;

(b) transfers among Borrower and its Subsidiaries or between Subsidiaries so long as Borrower complies with Section 8.9;

(c) so long as no Default or Event of Default exists before or after giving effect thereto, the sale, assignment, exchange, transfer, lease or other disposal for fair value of (i) properties acquired in connection with an acquisition permitted by Section 8.17 or (ii) properties owned by Borrower or any Subsidiary that are located in the same geographic market as any part of the properties acquired in accordance with an acquisition permitted by Section 8.17 and that are being disposed of in good faith as a result of overlap between existing operations and operations acquired in connection with an acquisition permitted by Section 8.17; provided, that, Borrower provides notice to Administrative Agent of its intent to sell, assign, exchange, transfer, lease or otherwise dispose of such properties within twelve (12) months of the closing date of the acquisition and the sale, assignment, exchange, transfer, lease or other disposition occurs within twelve (12) months of the date such notice is provided to Administrative Agent;

(d) any transfer of any or all of the assets, properties, business or stock of (i) FLS, (ii) Standard Pacific Financing, L.P., or (iii) Standard Pacific Financing, Inc.; and

(e) other properties sold, assigned, exchanged, transferred, leased, or otherwise disposed of for fair value with an aggregate value which does not exceed in any period of twelve (12) consecutive months an amount equal to ten percent (10%) of Consolidated Total Assets (other than assets of Excluded Subsidiaries) as of the date of disposition.

8.17 Limitation on Investments. Borrower shall not, nor shall it permit any Subsidiary (other than an Excluded Subsidiary) to, make any Investment or otherwise acquire any interest in any Person, except:

(a) Investments in Subsidiaries (which are not Excluded Subsidiaries) (x) existing on the Closing Date, or (y) formed or acquired after the Closing Date, in each case so long as Borrower and such Subsidiary comply with Section 8.9;

(b) Investments in a Home Building Joint Venture, provided that without the prior written approval of the Aggregate Majority Lenders, Borrower shall not at any time permit the aggregate Investment of Borrower and its Subsidiaries in all Homebuilding Joint Ventures to exceed thirty-five percent (35%) of Consolidated Tangible Net Worth; provided, however, that for purposes of this Section 8.17(b), should Borrower incur any (A) non-cash write-down in assets under FAS 144 (or any successor thereto) or (B) other non-cash decrease in Consolidated Tangible Net Worth resulting from a change in financial accounting standards, the amount of such write-down or other decrease (less any non-cash increase resulting from assets previously subject to such non-cash write-downs in (A) and (B) above) will be added back to the Consolidated Tangible Net Worth attributable to the net non-cash loss; provided further, however, in no event shall the aggregate Investment in all Homebuilding Joint Ventures exceed forty percent (40%) of Consolidated Tangible Net Worth without the foregoing adjustments;

(c) Temporary Cash Investments; and

(d) Investments in Persons engaged in businesses other than homebuilding not to exceed fifteen percent (15%) of Consolidated Tangible Net Worth.

8.18 Consolidated Tangible Net Worth. Borrower shall not permit Consolidated Tangible Net Worth at any time to be less than the sum of (a) $1,261,633,953 plus (b) fifty percent (50%) of the cumulative consolidated net income (without deduction for losses sustained during any fiscal quarter) of Borrower and its Subsidiaries for each fiscal quarter subsequent to the fiscal quarter ended December 31, 2005, plus (c) fifty percent (50%) of the net proceeds from any equity offerings of Borrower from and after December 31, 2005.

8.19 Leverage and Unsold Land Covenants. Borrower shall not permit at any time any of the following:

(a) the Total Leverage Ratio to exceed 2.25 to 1.0; and

(b) the ratio of Unsold Land to Adjusted Consolidated Tangible Net Worth to exceed 1.60 to 1.0.

8.20 Minimum Interest Coverage. Borrower shall not permit, at any time, the ratio (the “Interest Coverage Ratio”) of (a) Home Building EBITDA to (b) Consolidated Home Building

Interest Incurred, for any period consisting of the preceding four (4) consecutive fiscal quarters (each, a “Measurement Period”), to be less than 1.75 to 1.0.

An example of the calculation of the Interest Coverage Ratio is as set forth in Schedule 8.20.

8.21 Transactions with Affiliates. Borrower shall not, and shall not permit its Subsidiaries to, enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or such Subsidiary as would be obtainable by Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among Borrower and any of its Subsidiaries or between and among any Subsidiaries; provided, further, that the foregoing restriction shall not apply to the payment of compensation or benefits to directors and executive officers in the ordinary course of business.

ARTICLE 9: EVENTS OF DEFAULT AND REMEDIES UPON DEFAULT.

9.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

(a) failure to pay within three (3) Business Days after the date when due the principal of, or interest on, the Obligations or any portion thereof; or

(b) failure to pay any fee or any other amount (other than principal or interest) payable by Borrower or any Subsidiary under the Loan Documents within fifteen (15) Business Days after the date when due; or

(c) failure of Borrower (and, if applicable, any Subsidiary) to perform, observe, and comply with:

(i) any applicable covenant or agreement contained in Sections 8.1, 8.9, 8.18, 8.19, and 8.20; or

(ii) any other covenant or agreement contained in any Loan Document (other than the covenants to pay the Obligations and the covenants in clause (i) preceding), and such failure continues unremedied for thirty (30) days after the first to occur of (a) a Responsible Official of Borrower obtaining actual knowledge of such failure and that such failure, if not remedied, would constitute an Event of Default, or (B) Borrower’s receipt of notice from Administrative Agent, of such failure; or

(d) any representation or warranty in any Loan Document or in any certificate (other than the Borrowing Base Certificate), agreement, instrument, or other document made or delivered pursuant to or in connection with any Loan Document proves to have been incorrect when made in any material respect; or

(e) the occurrence of any material default under any other agreement between Borrower and any Lender that is not cured within any applicable cure period, including without limitation, the failure to pay when due (or within any stated grace period) the principal or any principal installment of, or any interest, on any present or future indebtedness for borrowed money owed by Borrower to any Lender; or

(f) Borrower is dissolved or liquidated or all or substantially all of the assets of Borrower are sold or otherwise transferred or encumbered without the prior written consent of each Lender; or

(g) Any Subsidiary (other than an Excluded Subsidiary) or any Guarantor is dissolved or liquidated or all or substantially all of the assets of any Subsidiary (other than an Excluded Subsidiary) or any Guarantor are sold or otherwise transferred or encumbered without the prior, written consent of the Aggregate Majority Lenders, in each case except to the extent permitted by Sections 8.3, 8.10, or 8.16; or

(h) Borrower, any Subsidiary (other than an Excluded Subsidiary), or any Guarantor is the subject of an order for relief by any bankruptcy court, or is unable or admits in writing its inability to pay its debts as they mature or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for it or for all or any part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer is appointed without the application or consent of Borrower, Subsidiary (other than an Excluded Subsidiary), or Guarantor and the appointment continues undischarged or unstayed for sixty (60) days; or institutes or consents to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, custodianship, conservatorship, liquidation, rehabilitation, or similar proceeding relating to it or to all or any part of its property under the laws of any jurisdiction; or any similar proceeding is instituted without the consent of Borrower, Subsidiary (other than an Excluded Subsidiary), or Guarantor, and continues undismissed or unstayed for forty-five (45) days; or any judgment, writ, warrant of attachment, or execution or similar process is issued or levied against all or any part of the property of Borrower, any Subsidiary (other than an Excluded Subsidiary), or any Guarantor and is not released, vacated or fully bonded within forty-five (45) days after its issue or levy; or

(i) Borrower, any Subsidiary (other than an Excluded Subsidiary), or any Guarantor shall (i) fail to pay any indebtedness (other than Seller Nonrecourse Debt) to any other Person or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness, or (ii) fail to perform any term, covenant, or condition on its part to be performed under any agreement or instrument relating to any such indebtedness (other than Seller Nonrecourse Debt), when required to be performed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform is to cause, or to permit the holder or holders of such indebtedness (or a trustee or agent on behalf of such holder or holders) to cause such indebtedness to be demanded or otherwise become due or to be repurchased, prepaid, defeased, or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease, or redeem such indebtedness to be made, prior to its stated maturity (except for due on sale clauses); provided, however, that any alleged failure to pay or perform as specified in subparagraphs (i) or (ii) immediately above with respect to indebtedness in a total aggregate amount not to exceed $25,000,000 shall not constitute an event of default hereunder; or

(j) any Guarantor shall reject or disaffirm its Guaranty (other than as a result of a liquidation or dissolution permitted under Sections 8.3 or Section 8.16 or a merger or consolidation permitted under Section 8.10 or the termination of a Guaranty as contemplated by Section 8.9), or otherwise notify Administrative Agent that it does not intend the Guaranty or its liability thereunder to apply to any other Obligations; or

(k) any Borrowing Base Certificate proves to have been incorrect in any material respect when delivered to Administrative Agent; provided that, it shall not be an Event of Default under this Section 9.1(k) if (i) such incorrect Borrowing Base Certificate has been corrected by the delivery of a subsequent Borrowing Base Certificate, and (ii) both the incorrect and corrected Borrowing Base Certificates demonstrate that Borrower is in compliance with Section 3.6; or

(l) except as otherwise permitted under Section 8.15(a) as to the payment or repurchase of Subordinated Debt, any Subordinated Debt or other indebtedness which is expressly subordinated to the Obligations and is owing by Borrower, any Subsidiary (other than an Excluded Subsidiary) or any Guarantor to any other Person, or any interest or premium thereon, shall be declared to be due and payable, or shall otherwise be required to be prepaid or repurchased (other than as to a regularly scheduled principal amortization payment), prior to the stated maturity thereof, including without limitation any prepayment or repurchase of any Subordinated Debt or other indebtedness expressly subordinated to the Obligations held by or owing to any other Person which becomes due and payable, or is otherwise required by such Person to be paid or repurchased, in connection with any change in control or asset sale of Borrower or any of its Subsidiaries (other than Excluded Subsidiaries); or

(m) there is entered against Borrower or any Subsidiary (other than an Excluded Subsidiary) a final unsatisfied judgment or order for the payment of money in an aggregate amount exceeding $10,000,000 (to the extent not covered by insurance as to which the insurer does not dispute coverage) and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(n) (i) An ERISA Event occurs with respect to a Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Plan or the PBGC in an aggregate amount in excess of $10,000,000, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000; or

(o) a Change of Control occurs unless Borrower shall have repaid the Principal Debt in full, and otherwise paid and performed all other outstanding Obligations; or

(p) any “Event of Default” as defined in the Revolving Credit Agreement occurs and is continuing for so long as any “Obligations” or “L/C Obligations” (each as defined therein) remain outstanding; or

(q) any “Event of Default” as defined in the Term B Credit Agreement occurs and is continuing for so long as any “Obligations” (as defined therein) remain outstanding.

9.2 Remedies. Subject to the terms of Section 11.1, if any Event of Default occurs, Administrative Agent shall, at the request of, or may, with the consent of, the Majority Term A Lenders:

(a) declare the Principal Debt, all interest accrued and unpaid thereon, and all other amounts payable under the Loan Documents to be immediately due and payable, whereupon the same shall be immediately due and payable without presentment, demand, protest, notice of intention to accelerate, notice of acceleration, or other notice of any kind, all of which are hereby expressly waived by Borrower; and

(b) exercise on behalf of itself and Lenders all rights and remedies available to it and Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any Event of Default specified in subsection (h) of Section 9.1, the Principal Debt and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Administrative Agent or any Lender and, provided further, that upon the occurrence of any Event of Default specified in any subsection of Section 9.1 other than (a), (b), or (h), and, provided that the unpaid principal amounts of all outstanding Loans under the Revolving Credit Agreement have not been declared to be immediately due and payable, Administrative Agent shall not take any actions described in clause (a) or (b) of this Section 9.2, (i) for forty-five (45) days after such Event of Default occurred or (ii) if such Event of Default is waived by the Aggregate Majority Lenders (or to the extent required by Section 11.1, all Lenders and all Revolving Credit Lenders).

9.3 Rights Not Exclusive. The rights and remedies of Administrative Agent and Lenders provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges, or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE 10: ADMINISTRATIVE AGENT.

10.1 Appointment and Authorization.

Each Lender hereby irrevocably appoints, designates and authorizes Administrative Agent to take such action in its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

10.2 Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Administrative

Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

10.3 Liability of Administrative Agent. No Agent-Related Persons shall:

(a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct); or

(b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or for the value of or title to any collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder.

No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books, or records of Borrower or any of Borrower’s Subsidiaries or Affiliates.

10.4 Reliance by Administrative Agent.

(a) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of each Lender as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Aggregate Majority Lenders or Majority Term A Lenders, as applicable (or such greater number of Persons as may be expressly required hereby in any instance), and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b) For purposes of determining compliance with the conditions specified in Article 6, each Lender that has executed this Agreement and has authorized any release from escrow that may have been delivered with such execution shall be deemed to have consented to, approved, or accepted or to be satisfied with, each document or other matter either sent by Administrative Agent to such Lender for consent, approval, acceptance, or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

10.5 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Administrative Agent will promptly notify Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Term A Lenders in accordance with Article 9; provided, however, that unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of Lenders.

10.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any review of the affairs of Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries, the value of and title to any collateral, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports, and other documents expressly herein required to be furnished to Lenders by Administrative Agent, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower which may come into the possession of any of Agent-Related Persons.

10.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify upon demand Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligations of Borrower to do so), pro rata, from and against any and all liabilities covered by any indemnification hereunder; provided, however, that no Lender shall be liable for the payment to Agent-Related Persons of any portion of such liabilities resulting solely from such Person’s gross negligence or willful misconduct as determined in a final, nonappealable judgment by a court of competent jurisdiction; provided, further, that no action taken in accordance with the directions of the Aggregate Majority Lenders or the Majority Term A Lenders, as applicable, shall be deemed to constitute gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this

Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower and without limiting the obligation of Borrower to do so. The undertaking in this Section 10.7 shall survive the payment of all Obligations hereunder and the resignation of Administrative Agent.

10.8 Administrative Agent in Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates as though Bank of America were not Administrative Agent hereunder and without notice to or consent of Lenders. Each Lender acknowledges that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Subsidiary) and acknowledge that Bank of America or such Affiliates shall be under no obligation to provide such information to it. With respect to its Term Loan, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Administrative Agent, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

10.9 Successor Administrative Agent. Administrative Agent may (and if it fails to hold the Notes required in Section 11.6(b), shall) resign as Administrative Agent upon thirty (30) days’ notice to Lenders. If Administrative Agent resigns under this Agreement, the Majority Term A Lenders shall appoint from among Lenders a successor agent for Lenders upon the written consent of Borrower if no Event of Default is outstanding (which consent shall not be unreasonably withheld). If no successor agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint a successor agent from among Lenders upon the written consent of Borrower if no Event of Default is outstanding (which consent shall not be unreasonably withheld). Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers, and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Majority Term A Lenders appoint a successor agent as provided for above.

10.10 Tax Forms.

(a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to Borrower and Administrative Agent, prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, two (2) duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement or the other Loan Documents) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement or the other Loan Documents and certifying that such Lender is entitled to a complete exemption from withholding taxes on all such payments) or such other evidence satisfactory to Borrower and Administrative Agent that such Foreign Lender is entitled to a complete exemption from U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement and the other Loan Documents, (B) promptly notify Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid or mitigate any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of Administrative Agent (in the reasonable exercise of its discretion), (A) two (2) duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two (2) duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 4.4 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 10.10(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 10.10(a); provided that if such Lender shall have satisfied the requirement of this Section 10.10(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents (and if such Lender thereafter provides forms, certificates, and evidence establishing an exemption or reduction of withholding tax to the extent such Lender remains legally able to do so), nothing in this Section 10.10(a) shall relieve Borrower of its obligation to pay any amounts pursuant to Section 4.4 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration, or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv) Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 10.10(a).

(b) Upon the request of Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Administrative Agent two (2) duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction. Borrower shall not be required to pay any additional amount to any Lender under Section 4.4 with respect to any withholding under this Section 10.10(b).

(c) If any Governmental Authority asserts that Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 10.10, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of Lenders under this Section 10.10 shall survive the repayment of all other Obligations hereunder, and the resignation of Administrative Agent.

10.11 Defaulting Lenders. If for any reason any Lender wrongfully (in violation of this Agreement) fails or refuses to advance its Pro Rata Share of the Term Loans, or otherwise defaults on any of its material obligations under this Agreement, and fails to cure its default within five (5) Business Days of receiving written notice from Administrative Agent of its failure to perform (such Lender being a “Defaulting Lender”), then in addition to the rights and remedies that may be available to Administrative Agent and Lenders at law or in equity, the Defaulting Lender’s right to participate in this Agreement will be suspended during the pendency of such Defaulting Lender’s uncured default, and (without limiting the foregoing) Administrative Agent may (or at the direction of the Majority Term A Lenders, shall) withhold from such Defaulting Lender any interest payments, fees, principal payments, or other sums otherwise payable to such Defaulting Lender under the Loan Documents until such default of such Defaulting Lender has been cured. Each non-defaulting Lender will have the right, but not the obligation, in its sole discretion, to acquire at par a proportionate share (based on the ratio of its Term Loans to the aggregate amount of the Term Loans of all of the non-defaulting Lenders that elect to acquire a share of the Defaulting Lender’s Term Loans) of the Principal Debt of the Defaulting Lender’s Term Loans. The Defaulting Lender will pay and protect, defend, and indemnify Administrative Agent and each of the other Lenders against, and hold Administrative Agent, and each of the other Lenders harmless from, all claims, actions, proceedings, liabilities, damages, losses, and expenses (including without limitation Attorney Costs, and interest at the Reference Rate plus two percent (2%) per annum for the funds advanced by Administrative Agent or any Lenders on account of the Defaulting Lender) they may sustain or incur by reason of or in consequence of the Defaulting Lender’s failure or refusal to perform its obligations under the Loan Documents. Administrative Agent may set off against payments due to the Defaulting Lender for the claims of Administrative Agent and the other Lenders against the Defaulting Lender. The exercise of these remedies will not reduce, diminish or liquidate the Defaulting Lender’s Term Loans (except to the extent that part or all of such Term Loans is acquired by the other Lenders as specified above) or its obligations to share losses and reimbursement for costs, liabilities and expenses under this Agreement. This indemnification will survive the payment and satisfaction of all of Borrower’s obligations and liabilities to Lenders. The foregoing provisions of this Section 10.11 are solely for the benefit of Administrative Agent and Lenders, and may not be enforced or relied upon by Borrower.

10.12 Actions. Administrative Agent shall have the right to commence, appear in, and defend any action or proceeding purporting to affect the rights or duties of Lenders hereunder or the payment of any funds, and in connection therewith Administrative Agent may pay necessary expenses, employ counsel, and pay Attorney Costs. Borrower agrees to pay to Administrative Agent, within five (5) Business Days after demand, all reasonable costs and expenses incurred by Administrative Agent in connection therewith, including without limitation reasonable Attorney Costs, together with interest thereon from the date which is five (5) Business Days after demand until paid at a rate per annum equal to the Reference Rate plus the Applicable Margin, if any, applicable to Reference Rate Borrowings plus two percent (2%).

10.13 Syndication Agent, Documentation Agent and Co-Agent. No Lender or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “managing agent,” “book manager,” “arranger,” “lead arranger,” or “co-arranger” shall have any right, power, obligation, liability, responsibility, or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, no Lender or other Person so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any other Lender or other Person so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

10.14 Approval of Lenders.

(a) All communications from Administrative Agent to Lenders requesting Lenders’ determination, consent, approval, or disapproval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter or thing as to which such determination, approval, consent, or disapproval is requested, or shall advise each Lender where such matter or thing may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to Administrative Agent by Borrower in respect of the matter or issue to be resolved, and (iv) shall include Administrative Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within fifteen (15) Business Days (or such lesser period as may be required under the Loan Documents for Administrative Agent to respond) after receipt of the request therefor by Administrative Agent (in either event, the “Lender Reply Period”).

(b) Unless a Lender shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent (together with a written explanation of the reasons behind such objection) contained in a request described in clause (a) above that is marked “REQUEST FOR APPROVAL” within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination.

10.15 Proofs of Claim In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, any Subsidiary, or any Guarantor, Administrative Agent (irrespective of whether any Principal Debt shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and counsel and all other amounts then due Lenders and Administrative Agent) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts then due to Administrative Agent. Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.16 Collateral Matters.

(a) Each Lender hereby irrevocably appoints Bank of America to act on its behalf as Collateral Agent under the Security Agreement and the Collateral Agency Agreement and authorizes Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to Collateral Agent by the terms of the Security Agreement and the Collateral Agency Agreement, together with such actions and powers as are reasonably incidental thereto. Lenders irrevocably authorize Collateral Agent at its option and in its discretion to release any lien on any property granted to or held by Collateral Agent under the Security Agreement pursuant to the terms thereof and the Collateral Agency Agreement.

(b) Each Lender authorizes Administrative Agent to execute and deliver the Collateral Agency Agreement on behalf of such Lender, and each Lender acknowledges that, upon such execution and delivery by Administrative Agent, such Lender shall be bound by all of the provisions of the Collateral Agency Agreement (and the actions taken by Administrative Agent as its “Creditor Representative” thereunder and as defined therein) as if it were a signatory thereto.

ARTICLE 11: MISCELLANEOUS.

11.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower or any Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Majority Term A Lenders (or by Administrative Agent at the written request of the Majority Term A Lenders), and Borrower and acknowledged by Administrative Agent, and then any such waiver of consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no waiver, amendment, or consent described in any of clauses (a) through (j) below shall do any of the following without the written consent of the Persons required by such clause (and without the requirement for written consent by Majority Term A Lenders):

(a) increase or extend the Term Loans of any Lender without the written consent of such Lender;

(b) extend, postpone, or delay any date fixed by this Agreement or any other Loan Document for any payment of all or any part of the Obligations due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on any Term Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender affected thereby;

(d) amend any provision of Section 3.5 or 3.6 or Article 7, 8, or 9 (or any defined term used in any such Section or Article), without the written consent of Aggregate Majority Lenders;

(e) amend the definition of Majority Term A Lenders without the written consent of all Lenders;

(f) amend the definition of Aggregate Majority Lenders without the written consent of all Lenders and all Revolving Credit Lenders;

(g) amend this Section 11.1 without the written consent of all Lenders; provided that no amendment to Sections 11.1(d), (f), (g), or (h) shall be effective without the written consent of all Lenders and all Revolving Credit Lenders;

(h) any provision herein expressly providing for the agreement, consent or other action by all Lenders, Aggregate Majority Lenders, or both all Lenders and all Revolving Credit Lenders, as applicable, without the written consent of all Lenders, Aggregate Majority Lenders, or all Lenders and all Revolving Credit Lenders, as applicable;

(i) discharge any Guarantor without the written consent of all Lenders (except as provided in Section 8.9 and where the consent of the Majority Term A Lenders or Aggregate Majority Lenders only is specifically provided for);

(j) amend Section 3.8 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver, or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders or Revolving Credit Lenders, as applicable, required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document, and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver, or consent hereunder, except that the Term Loan of such Lender may not be increased or extended without the consent of such Lender.

11.2 Costs, Expenses, and Taxes. Borrower agrees (a) to pay or reimburse Administrative Agent for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation, and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent, or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance, and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by Administrative Agent. All amounts due under this Section 11.2 shall be payable within ten (10) Business Days after demand therefor. Any amount payable to Administrative Agent and any Lender under this Section 11.2 shall, from the date of demand for payment, and any other amount payable to Administrative Agent under the Loan Documents which is not paid when due or within any applicable grace period shall, thereafter, bear interest at the rate in effect under each Note with respect to Reference Rate Borrowings. The agreements in this Section 11.2 shall survive the repayment of all Obligations.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Administrative Agent or any Lender, any right, remedy, power, or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege hereunder or provided by Law.

11.4 Payments Set Aside. To the extent that Borrower makes a payment to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises their respective right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver, or any other party, in connection with any Debtor Relief Laws, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its Pro Rata Share of any amount so recovered from or repaid by Administrative Agent plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

11.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Administrative Agent and each Lender, and no Lender may assign or transfer any of its rights or obligations under this Agreement except in accordance with Section 11.6.

11.6 Assignments, Participations, etc.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.6(b), (ii) by way of participation in accordance with the provisions of Section 11.6(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.6(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.6(d), and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy, or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one (1) or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loans at the time owing to it); provided that: (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender with respect to a Lender, the aggregate amount of the Term Loans subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall be in a minimum amount of $1,000,000, and integral multiples thereof, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans assigned; (iii) any assignment of Term Loans must be approved by Administrative Agent unless the Person that is the proposed assignee is itself a Lender, or a Lender Affiliate having total assets in excess of $10,000,000,000 as reflected on its most current financial statements (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee) each such consent not be to unreasonably withheld or delayed; (iv) after giving effect to such assignment, unless the assigning Lender is assigning all of its rights and Term Loans hereunder, the assigning Lender shall retain Term Loans with a Principal Debt of at least $5,000,000 (or such lesser amount agreed to by Borrower and Administrative Agent); and (v) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 11.6(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.4, 4.6, 4.7, 11.2, and 11.12 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, Borrower (at its expense) shall execute and deliver Note(s) to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.6(d).

(c) Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at Administrative Agent’s Lending Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Lenders, and the Term Loans of, and Principal Debt owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time sell participations to any Eligible Assignee (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loans and/or the Principal Debt owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification, or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver, or other modification described in the first proviso to Section 11.1 that directly affects such Participant. Subject to Section 11.6(e), Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.4, 4.6, 4.7, and 11.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 3.8 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Sections 4.4 or 4.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.4 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 10.10 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.7 Set-off. In addition to any rights and remedies of Lenders provided by Law, if an Event of Default exists or the Term Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to Borrower, any such notice being waived by Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final excluding Borrower’s customer or regulatory trust accounts) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of Borrower against any and all Obligations owing to Lenders, now or hereafter existing, irrespective of whether or not Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify Borrower and Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11.8 Automatic Debits. With respect to any principal or interest payment, commitment fee or usage fee due and payable to Administrative Agent or Lenders under the Loan Documents, Borrower hereby irrevocably authorizes Administrative Agent to debit any deposit account of Borrower with Bank of America and hereby agrees to irrevocably direct in writing the holder of any deposit account to debit any deposit account of Borrower (excluding Borrower’s customer or regulatory trust accounts), in amounts specified by Administrative Agent from time to time such that the aggregate amount debited from all such deposit accounts does not exceed such payment, fee, other cost or expense. Administrative Agent shall use its best efforts to give Borrower advance notice of each debit, but failure of Administrative Agent to give such notice shall not invalidate its authorization hereunder. If there are insufficient funds in such deposit accounts to cover the amount of the payment, fee, other cost or expense then due, such debits will be reversed (in whole or in part, in Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 11.8 shall be deemed a set-off.

11.9 Notification of Addresses, Lending Offices, Etc. Each Lender shall notify Administrative Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Administrative Agent shall reasonably request.

11.10 Survival of Representations and Warranties. All representations and warranties of Borrower contained herein or in any certificate or other writing delivered by or on behalf of Borrower pursuant to any Loan Document will survive the making and repayment of the Term Loans and the execution and delivery of each Note, and have been or will be relied upon by each Lender, notwithstanding any investigation made by such Lender or on its behalf.

11.11 Notices. Except as otherwise provided herein or in each Note:

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed certified or registered mail, faxed, or delivered to the applicable address, facsimile number, or (subject to Section 11.11(c)) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, to the address, facsimile number, electronic mail address, or telephone number specified for such Person on the signature pages to this Agreement or to such other address, facsimile number, electronic mail address, or telephone number as shall be designated by such party in a notice to the other parties.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 3 if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Notwithstanding the foregoing, as between Borrower and Administrative Agent, electronic mail, the Internet, intranet websites, and facsimile may be used only to distribute routine communications, such as financial statements and other information as provided in Section 8.1, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(c) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on Borrower, Administrative Agent, and the Lenders. Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d) Reliance by Administrative Agent and Lenders. Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower even if such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein. Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.12 Indemnity by Borrower. Whether or not the transactions contemplated hereby are consummated, Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, and attorneys-in-fact

(collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses, and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance, or administration of any Loan Document or any other agreement, letter, or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Term Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or prospective claim, litigation, investigation, or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation, or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses, or disbursements have (x) resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) arose out of the dispute among any one or more Lenders that does not involve Borrower or any Subsidiary as a party to such dispute. No Indemnitee shall be liable for any damages arising from the use by Persons other than its Affiliates, directors, officers, employees, counsel, agents, and attorneys-in-fact of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 11.12 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section 11.12 shall survive the resignation of Administrative Agent, the replacement of any Lender, and the repayment, satisfaction, or discharge of all the other Obligations.

11.13 Integration and Severability. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. If any provision of this Agreement or the other Loan Document is held to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.14 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

11.15 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of Borrower, Lenders, Administrative Agent and Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.16 Section Headings. Section headings in this Agreement are included for convenience of reference only and are not part of this Agreement for any other purpose.

11.17 Time of the Essence. Time is of the essence of the Loan Documents.

11.18 Governing Law. THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF.

11.19 Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS (SUBJECT TO EACH PARTY’S RIGHTS AND OBLIGATIONS DESCRIBED IN SECTION 11.19 REGARDING REFERENCE AND ARBITRATION) THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.19 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.20 USA PATRIOT Act Notice. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify, and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act.

11.21 Entirety. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS EXECUTED BY BORROWER , ADMINISTRATIVE AGENT, OR THE LENDERS REPRESENT THE FINAL AGREEMENT AMONG BORROWER, ADMINISTRATIVE AGENT, AND THE LENDERS AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.22 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, on the other hand, and Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and each Arranger is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither Administrative Agent nor any Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any Arranger has advised or is currently advising Borrower or any of its Affiliates on other matters) and neither the Administrative Agent nor any Arranger has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, each Arranger, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and each Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

11.23 California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 et seq. to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Sections 11.2 and 11.12, Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

[Remainder of page blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:

STANDARD PACIFIC CORP., a Delaware corporation

By:	/s/ ANDREW H. PARNES
Andrew H. Parnes
Executive Vice President-Finance and
Chief Financial Officer

By:	/s/ JOHN M. STEPHENS
John M. Stephens
Vice President and Corporate Controller

Address for Notices:

Standard Pacific Corp.
15326 Alton Parkway
Irvine, California 92618-2338
Attn: Mr. Andrew H. Parnes
Telephone: (949) 789-1616
Telecopier: (949) 789-1609

Signature Page to Standard Pacific Corp. Term Loan A Credit Agreement

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.

By:	/s/ EYAL NAMORDI
Name: Eyal Namordi
Title: Vice President

Address for Notices:

Portfolio Management
231 South LaSalle Street
IL1-231-10-30
Chicago, Illinois 60697
Attention: Arveste Spencer, Assistant Vice President
Telecopy: (312) 828-3950
E-mail: arveste.j.spencer@bankofamerica.com

With a copy to:

Bank of America, N.A.
Agency Management
100 North Tryon Street, 14th Floor
NC1-007-14-24
Charlotte, NC 28255
Attention: Cindy K. Fisher
Telephone: (704) 387-5452
Telecopy: (704) 409-0180
E-mail: cindy.fisher @bankofamerica.com

Lending Office:

Bank of America, N.A.
14th Floor
901 Main Street
Dallas, Texas 75202
Attention: Shelley A. Bloom
Telephone: (214) 209-4103
Telecopy: (214) 290-9462
E-mail: shelley.a.bloom@bankofamerica.com

Signature Page to Standard Pacific Corp. Term Loan A Credit Agreement

LENDERS:

BANK OF AMERICA, N.A.

By:	/s/ EYAL NAMORDI
Name: Eyal Namordi
Title: Vice President

Address for Notices:

Portfolio Management
231 South LaSalle Street
IL1-231-10-30
Chicago, Illinois 60697
Attention: Arveste Spencer, Assistant Vice President
Telecopy: (312) 828-3950
E-mail: arveste.j.spencer@bankofamerica.com

With a copy to:

Bank of America, N.A.
Agency Management
100 North Tryon Street, 14th Floor
NC1-007-14-24
Charlotte, NC 28255
Attention: Cindy K. Fisher
Telephone: (704) 387-5452
Telecopy: (704) 409-0180
E-mail: cindy.fisher@bankofamerica.com

Lending Office:

Bank of America, N.A.
14th Floor
901 Main Street
Dallas, Texas 75202
Attention: Shelley A. Bloom
Telephone: (214) 209-4103
Telecopy: (214) 290-9462
E-mail: shelley.a.bloom@bankofamerica.com

Signature Page to Standard Pacific Corp. Term Loan A Credit Agreement

JPMORGAN CHASE BANK, N.A.

By:	/s/ KENT KAISER
Name: Kent Kaiser
Title: Vice President

Address for Notices:

JPMorgan Chase Bank N.A.
707 Travis, 6th Floor
Houston, Texas 77002
Attn: Kent Kaiser
Telephone: (713) 216-8699
Telecopier: (713) 216-6190
E-Mail: kent.kaiser@jpmorgan.com

Lending Office:

JPMorgan Chase Bank N.A.
131 S. Dearborn
Chicago, Illinois 60603
Attn: Marlene Zanoria
Telephone: (312) 385-7092
Telecopier: (312) 385-7101
E-Mail: marlene.e.zanoria@jpmorgan.com

Signature Page to Standard Pacific Corp. Term Loan A Credit Agreement

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ DEVIKA ANAND
Name: Devika Anand
Title: Vice President

Address for Notices:

The Royal Bank of Scotland plc
101 Park Avenue, 12th Floor
New York, NY 10178
Attn: David Apps
Telephone: (212) 401-3745
Telecopier: (212) 401-3456
E-Mail: david.apps@rbos.com

Lending Office:

The Royal Bank of Scotland plc
101 Park Avenue, 12th Floor
New York, NY 10178
Attn: David Apps
Telephone: (212) 401-3745
Telecopier: (212) 401-3456
E-Mail: david.apps@rbos.com

Signature Page to Standard Pacific Corp. Term Loan A Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ BRIAN A. PHILLIPS
Name: Brian A. Phillips
Title: Vice President

Address for Notices:

Wachovia Bank, National Association
Address: 18300 Von Karman Avenue. Suite 450
Attn: Brian A. Phillips
Telephone: 949-251-2242
Telecopier: 949-251-9016
E-Mail: brian.a.phillips@wachovia.com

Lending Office:

Wachovia Bank, National Association
Address: 18300 Von Karman Avenue. Suite 450
Attn: Brian A. Phillips
Telephone: 949-251-2242
Telecopier: 949-251-9016
E-Mail: brian.a.phillips@wachovia.com

Signature Page to Standard Pacific Corp. Term Loan A Credit Agreement

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ LETICIA RUIZ
Name: Leticia Ruiz
Title: First Vice President

Address for Notices:

LaSalle Bank National Association
610 Newport Center Drive
Suite 660
Newport Beach, CA 92660
Attn: Leticia Ruiz
Telephone: (949) 219-8968
Telecopier: (949) 219-8977
E-Mail: leticia.ruiz@abnamro.com

Lending Office:

LaSalle Bank National Association
135 S. LaSalle Street
Suite 1225
Chicago, IL 60603
Attn: Dar Tonya Jackson
Telephone: (312) 904-5196
Telecopier: (312) 904-6691
E-Mail:dartonya.jackson@abnamro.com

Signature Page to Standard Pacific Corp. Term Loan A Credit Agreement

AMSOUTH BANK

By:	/s/ DANIEL MCCLURKIN
Name: Daniel McClurkin
Title: AVP

Address for Notices:

AmSouth Bank
1900 Fifth Avenue North
RCL, BAC-15
Birmingham, Alabama 35203
Attn: Ronny Hudspeth
Telephone: (205) 307-4227
Telecopier: (205) 801-0138

Lending Office:

AmSouth Bank
1900 Fifth Avenue North
RCL, BAC-15
Birmingham, Alabama 35203
Attn: Ronny Hudspeth
Telephone: (205) 307-4227
Telecopier: (205) 801-0138

Signature Page to Standard Pacific Corp. Term Loan A Credit Agreement

BANK OF THE WEST, a California Banking Corporation

By:	/s/ STACEY MICHROWSKI
Name: Stacey Michrowski
Title: Vice President

By:	/s/ JAN MANISTA
Name: Jan Manista
Title: Vice President

Address for Notices:

Bank of the West
4041 MacArthur Blvd.
Suite 100
Newport Beach, CA 92660
Attn: Peter Nielsen
Telephone: (949) 622-6010
Telecopier: (949) 852-1510
E-Mail: sfisher@bankofthewest.com

Lending Office:

Bank of the West
3000 Oak Road, Suite 400
Walnut Creek, CA 94597
Attn: Maria Rosado
Telephone: (925) 979-4651
Telecopier: (925) 933-6719
E-Mail: mrosado@bankof thewest.com

Signature Page to Standard Pacific Corp. Term Loan A Credit Agreement

CALYON NEW YORK BRANCH

By:	/s/ DAVID CAGLE
Name: David Cagle
Title: Managing Director

By:	/s/ ROBERT NELSON
Name: Robert Nelson
Title: Managing Director

Address for Notices:

Calyon New York Branch
2200 Ross Avenue, Suite 4400 West
Dallas, TX 75201
Attn: Robert Nelson
Telephone: 214.220.2333
Facsimile: 214.220.2323
E-Mail: robert.nelson@us.calyon.com

Lending Office:

Calyon New York Branch
1301 Avenue of the Americas
New York, NY 10019
Attn: George Lewis
Telephone: 212.261.7641
Facsimile: 917.849.5439
E-Mail: george.lewis@us.calyon.com

Signature Page to Standard Pacific Corp. Term Loan A Credit Agreement

CITIBANK TEXAS, N.A.

By:	/s/ WILLIAM L. KINARD
Name: William L. Kinard
Title: Senior Vice President

Address for Notices:

Citibank Texas, N.A.
8401 N. Central Expressway, Suite 500
Dallas, TX 75225
Attention: Tyra Hanegan
Telephone: 972-419-3451
Facsimile: 972-419-3394
E-Mail: tyra.hanegan@citigroup.com

Lending Office:

Citibank Texas, N.A.
8401 N. Central Expressway, Suite 500
Dallas, TX 75225Attention: Xavier Barrera
Attention: Tyra Hanegan
Telephone: 972-419-3451
Facsimile: 972-419-3394
E-Mail: tyra.hanegan@citigroup.com

Signature Page to Standard Pacific Corp. Term Loan A Credit Agreement

NATEXIS BANQUES POPULAIRES

By:	/s/ MARIE-EDITH DUGENY
Name: Marie-Edith Dugeny
Title: VP- Real Estate Group Manager

Address for Notices:

Natexis Banques Populaires
1251 Avenue of the Americas, 34th Floor
New York, New York 10020
Attn: Marie-Edith Dugeny
Telephone: 212-872-5132
Telecopier: 212-354-9095
E-Mail: marie-edith.dugeny@nyc.nxbp.com

Lending Office:

Natexis Banques Populaires
1251 Avenue of the Americas, 34th Floor
New York, New York 10020
Attn: Miguel Montalvo
Telephone: 212-872-5043
Telecopier: 212-872-5160
E-Mail: miguel.montalvo@nyc.nxbp.com

Signature Page to Standard Pacific Corp. Term Loan A Credit Agreement